EXECUTION COPY

FINANCING AGREEMENT

The CIT Group/Commercial Services, Inc.

(as Lender)

and

Copperweld Bimetallics LLC

(as Borrower)

Dated: April 5, 2007

TABLE OF CONTENTS

EXHIBITS

SCHEDULES

THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, with an office located at Two Wachovia Center, Post Office Box 31307, Charlotte, North Carolina 28231-1307 ("CIT"), is pleased to confirm the terms and conditions under which CIT shall make revolving loans, a term loan and other financial accommodations to **COPPERWELD BIMETALLICS LLC**, a Delaware limited liability company (the "Company"), with a principal place of business at 254 Cotton Mill Road, Fayetteville, Tennessee 37334.

SECTION 1. Definitions

1.1 Defined Terms. As used in this Financing Agreement:

Accounts shall mean any and all of the Company's present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of the Company's account debtors securing the obligations owed by such account debtors to the Company; and (j) all Proceeds of any of the foregoing.

Administrative Management Fee shall mean an amount equal to $1,500 per month, payable in accordance with Section 8.6 of this Financing Agreement.

Applicable Margin shall mean, with respect to with respect to (a) the Revolving Loans, 0.50% for Chase Bank Rate Loans and 2.75% for LIBOR Loans, and (b) the Term Loan, 1.0% for Chase Bank Rate Loans and 3.25% for LIBOR Loans.

Availability Reserve shall mean an amount equal to the sum of:

(a) any reserve which CIT may establish from time to time pursuant to the express terms of this Financing Agreement; plus

(b) (i) three (3) months rental payments or similar charges for any of the Company's leased premises or other Collateral locations for which the Company has not delivered to CIT a landlord's waiver in form and substance reasonably satisfactory to CIT, and (ii) three (3) months estimated payments (plus any other fees or charges owing by the Company) to any applicable warehousemen or third party processor (as determined by CIT in the exercise of its reasonable business judgment) for which the Company has not delivered to CIT a processor's waiver in form and substance reasonably satisfactory to CIT, provided that any of

the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to CIT of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; plus

(c) a monthly reserve for accrued interest on LIBOR Loans having an Interest Period of more than 30 days; plus

(d) the Nexans Reserve; plus

(e) the Raw Materials Obsolescence Reserve; plus

(g) such other reserves against Net Availability as CIT deems necessary in the exercise of its reasonable business judgment as a result of (i) negative forecasts and/or trends in the Company's business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact the Company or its business, prospects, profits, operations, industry, financial condition or assets.

Average Monthly Revolving Loan Balance shall mean the amount obtained by adding the aggregate unpaid balance of all of the Revolving Loans owing by the Company to CIT at the end of each day during the calendar month in question and by dividing that sum by the number of days in such month.

Bimetallics International shall mean Copperweld Bimetallics International Holdings LLC, a Delaware limited liability company, and a subsidiary of the Company.

Bimetallics UK shall mean Copperweld Bimetallics UK Limited, a United Kingdom private limited company, and a subsidiary of the Company.

Borrower Agreement shall mean the Borrower Agreement, dated on or about the Closing Date, between the Company and Ex-Im Bank, together with the consent of each Guarantor, as a guarantor of the Obligations.

Borrowing Base shall mean, at any time, the sum at such time of:

(a) eighty-five percent (85%) of the Company's outstanding Eligible Accounts Receivable; plus

(b) the lesser of (i) $5,000,000 or (ii) ninety percent (90%) of the Company's outstanding Eligible Foreign Accounts Receivable; plus

(c) the least of (i) $6,000,000 or (ii) the sum of (1) sixty-five percent (65%) of the aggregate value of the Eligible On-Site Inventory consisting of raw materials and finished goods Inventory plus (2) the lesser of (x) $1,000,000 or (y) fifty percent (50%) of the aggregate value of the Eligible On-Site Inventory consisting of work-in-process Inventory

plus (3) the lesser of (x) $500,000 or (y) fifty percent (50%) of the aggregate value of the Eligible Off-Site Inventory consisting of consigned Inventory, plus (4) the lesser of (x) $750,000 or (y) fifty percent (50%) of the aggregate value of the Eligible Off-Site Inventory consisting of raw materials Inventory, in each case valued at the lower of cost or market on a first in, first out basis, or (iii) eighty-five percent (85%) of the Net Orderly Liquidation Value of the Company's Inventory; plus

(d) the lesser of (i) the Letter of Credit Collateral Loan Cap or (ii) one hundred percent (100%) of the face amount of all Letter of Credit Collateral, less

(e) the amount of the Availability Reserve in effect at such time.

Business Day shall mean any day on which CIT is open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Company during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the balance sheet of the Company.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Company.

Casualty Proceeds shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

Change of Control shall mean either: (a) the failure of David S. Jones to remain actively engaged in the management of the Company (other than by reason of death); (b) the sale, assignment or other transfer of any membership interests in the Company presently held (directly or indirectly) by Parent, or any voting rights associated therewith, to a person or entity other than Parent; (c) the failure of David S. Jones to continue to own more than one hundred percent (100%) of the issued and outstanding membership interests of the Parent, (d) the failure of the Parent to continue to own less than one hundred percent (100%) of the membership interests of the Company, and (e) the failure of the Company to continue to own less than one hundred percent (100%) of the membership interests of Bimetallics UK and Bimetallics International.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its "prime rate" in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances made pursuant to this Financing Agreement that bear interest based upon the Chase Bank Rate.

CIT's Bank Account shall mean CIT's bank account at JPMorgan Chase Bank (or its successor) in New York, New York.

CIT's System shall mean CIT's StuckeyNet or other internet-based loan accounting and reporting system.

Closing Date shall mean the date on which this Financing Agreement is executed by the parties hereto and delivered to CIT.

Collateral shall mean, collectively, all present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral.

Collateral Assignment of License Agreement shall mean the Collateral Assignment, in form and substance satisfactory to CIT, dated on or about the Closing Date, pursuant to which the Company assigns to CIT, and grants CIT a security interest in, the Company's right, title and interest in the license of the Company to use all of the patents and other intellectual property now or hereafter licensed by Nexans Deutschland Industries GmbH & Co. KG (formerly Kabelmetal Electro GmbH) to the Company connection with Lender's production, use or disposition of any of the Collateral.

Collateral Assignment of Agreement of Sale shall mean that certain Collateral Assignment of Agreement of Sale, in form and substance satisfactory to CIT, dated the Closing Date, pursuant to which the Company shall collaterally assign to CIT the Company's rights, titles and interests in and to that certain Agreement of Sale, executed December 15, 2003, between the Company and Trilogy Communications, Inc.

Consolidated Balance Sheet shall mean a consolidated balance sheet for the Company and its subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and each of the Companies' subsidiaries, showing all eliminations of inter-company transactions and prepared in accordance with GAAP.

Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Credit Parties shall mean the Parent, the Company, Bimetallics International and Bimetallics UK.

Default shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.

Default Rate of Interest shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which CIT shall be entitled to charge the Company in the manner set forth in Section 8.2 of this Financing Agreement.

Depository Account shall mean each bank account (and the related lockbox, if any) subject to CIT's control that is established by CIT or the Company pursuant to Section 2.1(j) or Section 3.2(c) of this Financing Agreement.

Depository Account Control Agreement shall mean a three-party agreement in form and substance satisfactory to CIT among CIT, the Company and the bank which will maintain a Depository Account, (a) which provides CIT with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of this Financing Agreement, and (b) pursuant to which such bank agrees that (i) all cash, checks, wires and other items received or deposited into the Depository Account are the property of CIT, and (ii) except as otherwise provided in the Depository Account Control Agreement, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.

Dilution Percentage shall mean, with respect to the Company during any period of measurement, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of the Company's non-cash reductions against Trade Accounts Receivable, during such period, by (b) the average amount of the Company's gross sales during such period, as determined by CIT in the exercise of its reasonable business judgment. The Dilution Percentage shall be determined by CIT based on its reviews of the periodic financial and collateral reports submitted by the Company to CIT as well as the results of the periodic field examinations of the Company conducted by CIT from time to time. The period of measurement for calculating the Dilution Percentage shall be determined by CIT from time to time in the exercise of its reasonable business judgment.

Documentation Fees shall mean CIT's standard fees for the use of CIT's in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations (exclusive of Out-of-Pocket Expenses).

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

Early Termination Date shall mean a date prior to any Termination Date on which the Company terminates this Financing Agreement or the Revolving Line of Credit.

Early Termination Fee shall mean an amount equal to the product obtained by multiplying (a) the sum of the maximum amount of the Revolving Line of Credit times (b) (i) two percent (2%) if the Early Termination Date occurs on or before the first anniversary of the Closing Date, (ii) one percent (1%) if the Early Termination Date occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; and (iii) one-half of one percent (0.5%) if the Early Termination Date occurs after the second anniversary of the Closing Date but prior to the date which is sixty (60) days prior to the initial or any subsequent Termination Date.

EBITDA shall mean, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense of the Company for such period and all nonrecurring expenses incurred during such period during fiscal year ending December 31, 2007, all determined in conformity with GAAP, but excluding (a) nonrecurring expenses incurred during fiscal year ending December 31, 2007 equal to the lesser of (i) the actual nonrecurring expenses consisting of consulting fees, severance payments, bank fees, legal fees and certain other miscellaneous fees as approved by CIT and (ii) $1,300,000 and (b) the effect of extraordinary and/or nonrecurring gains or losses for such period.

Electronic Transmission shall have the meaning given to such term in Section 7.2(g) of this Financing Agreement.

Eligible Accounts Receivable shall mean the gross amount of the Company's Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and which, at all times, continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, the sum of:

(a) actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

(b) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to CIT's satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, including, without limitation, sales invoiced by the Company to account debtors located outside the United States or Canada, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks acceptable to CIT having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than ninety (90) days from

invoice date; (iv) contra accounts; (v) sales to any subsidiary (direct or indirect) or parent (direct or indirect) of the Company, or to any other person or entity otherwise affiliated with the Company or with any shareholder, subsidiary (direct or indirect) or parent (direct or indirect) of the Company in any way; (vi) bill and hold (deferred shipment) or consignment sales which consignment sales are conditional in nature; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date; (ix) sales to any customer and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceed thirty percent (30%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency; plus

(c) reserves established by CIT to account for increases in the Company's Dilution Percentage above the Company's historical Dilution Percentage, and such other reserves against Trade Accounts Receivable as CIT deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT.

Eligible Foreign Accounts Receivables shall mean, at the date of determination, all Foreign Accounts of the Company which would be included in the determination of the Borrowing Base in accordance with the Ex-Im Bank Documents and would otherwise be Eligible Accounts Receivable but for clause (b)(ii) of the definition thereof.

Eligible Off-Site Inventory shall mean the gross amount of the Company's Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein and which, at all times continues to be acceptable to CIT in the exercise of its reasonable business judgment and which Inventory is in the possession of a warehouseman, bailee, third party processor, or other third party provided such warehouseman, bailee or third party has executed a notice of security interest agreement, processor's agreement, consignment agreement or similar agreement (in form and substance satisfactory to CIT), less, without duplication, the amount of such other reserves against such Inventory as CIT deems necessary in the exercise of its reasonable business judgment, including, without limitation, reserves for special order, licensed or private label goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), Inventory held on consignment other than Inventory held on consignment at Times Fiber Communications, Inc., shrinkage and any applicable customs, freight, duties and Taxes.

Eligible On-Site Inventory shall mean the gross amount of the Company's Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein and which, at all times continues to be acceptable

to CIT in the exercise of its reasonable business judgment, less, without duplication, (a) all supplies (other than raw materials), (b) all Inventory not present in the United States of America, (c) all Inventory returned or rejected by the Company's customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Company's suppliers, (d) all Inventory in transit, and (e) the amount of such other reserves against Inventory as CIT deems necessary in the exercise of its reasonable business judgment, including, without limitation, reserves for special order, licensed or private label goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Reserve Requirements shall mean for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Ex-Im Bank shall mean the Export-Import Bank of the United States.

Ex-Im Bank Documents shall mean the Borrower Agreement, the Ex-Im Guarantee and the Loan Authorization Agreement, dated on or about the Closing Date, between CIT and Ex-Im Bank.

Ex-Im Guarantee shall mean the Master Guarantee Agreement, dated on or about the Closing Date, executed by Ex-Im Bank in favor of CIT and in form and substance satisfactory to CIT, together with all amendments, modifications and supplements thereto, pursuant to which, among other things, the Ex-Im Bank has guaranteed the payment of ninety percent (90%) of the Foreign Revolving Loans.

Export Transaction shall mean any transaction in which the Company will sell goods or services to an account debtor located in a foreign country.

Event(s) of Default shall have the meaning given to such term in Section 10.1 of this Financing Agreement.

Fayetteville Real Estate shall mean all of the Company's present and future fee and leasehold interests in the real property located in Fayetteville, Tennessee.

Fixed Charge Coverage Ratio shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) EBITDA of the Company for such period by (b) Fixed Charges of the Company for such period.

Fixed Charges shall mean, for any period, the sum of (a) all interest obligations (including the interest component of Capital Leases) of the Company paid or due during such period, (b) the amount of all scheduled fees paid to CIT during such period, (c) the amount of principal repaid or scheduled to be repaid on the Term Loan and other Indebtedness of the Company (other than the Revolving Loans, the $200,000 paid during the first fiscal quarter and $150,000 paid during the second fiscal quarter of fiscal year ending December 31, 2007 on Indebtedness owing to Wachovia) during such period, (d) unfinanced Capital Expenditures, as incurred by the Company during such period, (e) all federal, state and local income tax expenses due and payable by the Company during such period or Permitted Distributions paid to members in lieu of such taxes as permitted under Section 7.4(g) hereof), (f) the amount of principal and interest repaid on the Seller Note Obligations during such period, and (g) the amount of cash investments made by or on behalf of Bimetallics International to Tongling as a Joint Venture Investment during such period.

Foreign Accounts shall mean those Accounts of the Company that are an obligation of an account debtor of the Company located in a foreign country and which arise from an Export Transaction.

Foreign Revolving Loans shall mean Revolving Loans made in respect of the Eligible Foreign Accounts Receivable.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between the Company and any licensee of any of the Company's General Intangibles, and (i) all Proceeds of any of the foregoing.

Goods shall mean all present and hereafter acquired "Goods", as defined in the UCC, and all Proceeds thereof.

Guaranties shall mean the guaranty agreements executed and delivered to CIT by Guarantors.

Guarantor Security Agreement shall mean the Security Agreement executed and delivered by each of Parent, Bimetallics International and International Manufacturing in favor of CIT, granting CIT a lien in and security interest upon all of such Guarantor's assets and properties as security for all of its obligations under its respective Guaranty.

Guarantors shall mean Parent, Bimetallics International, Bimetallics UK, David S. Jones, International Manufacturing and any other future guarantor of all or any part of the Obligations.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) obligations with respect to Capital Leases.

Indemnified Party shall have the meaning given to such term in Section 10.4 of this Financing Agreement.

Intellectual Property Security Agreement shall mean the Intellectual Property Security Agreement, dated on or about the Closing Date, executed and delivered by the Company in favor of CIT, granting CIT a lien in and security interest upon all of the Company's Copyrights, Patents, Trademarks and other intellectual property

Interest Period shall mean, subject to availability: (a) with respect to an initial request by the Company for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option of the Company a one-month, two-month or three-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable;: and (b) with respect to any continuation of a LIBOR Loan, at the option of the Company a one-month, two-month or three-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable; provided that (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, and (ii) if any Interest Period begins on the last Working Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Working Day of the month in which such Interest Period ends.

International Manufacturing shall mean International Manufacturing Equipment Suppliers, LLC, a North Carolina limited liability company.

Inventory shall mean all present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

Investment Property shall mean all present and hereafter acquired "Investment Property", as defined in the UCC, together with all stock and other equity interests in the Company's subsidiaries, and all Proceeds thereof.

Joint Venture Investments shall mean the cash investments made or to be made by or on behalf of Bimetallics International to Tongling, which shall not exceed the sum of $800,000 in the aggregate on or after the Closing Date.

Landlord's Agreement shall mean that certain Landlord's Agreement, dated on or about the Closing Date, between the Industrial Development Board of the City of Fayetteville and Lincoln County, Tennessee (the "Board") and CIT, pursuant to which, among other things, the Board shall subordinate its liens and security interests, if any, in any of the Collateral to the liens and security interests in favor of CIT and shall permit CIT access to the Fayetteville Real Property, in form and substance satisfactory to CIT.

Letter of Credit Collateral shall mean those certain letters of credit issued for the benefit of and either naming CIT as beneficiary or naming the Company as beneficiary, in each case issued by a United States bank or other financial institution satisfactory to CIT, in its sole discretion, which, as to letters of credit naming the Company as beneficiary, the Company shall have transferred or assigned to CIT, including all proceeds and rights and benefits thereunder, each such letter of credit and each such assignment, if any, to be in form and substance satisfactory to CIT.

Letter of Credit Collateral Cap shall mean the amount of $250,000.

LIBOR shall mean, at any time of determination, and subject to availability, with respect to an Interest Period, the rate of interest equal to LIBOR for a one-month, two-month or three-month period, as the case may be, as quoted to CIT by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period.

LIBOR Interest Payment Date shall mean, with respect to any LIBOR Loan, the last day of the Interest Period for such LIBOR Loan.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.

Lien Subordination Agreement shall mean the Lien Subordination Agreement, dated on or about the Closing Date, between Wachovia and CIT, and acknowledged by the Company, pursuant

to which Wachovia shall subordinate its liens and security interests in the Collateral other than the Fayetteville Real Estate to the liens and security interests therein in favor of CIT, in form and substance satisfactory to CIT.

Line of Credit shall mean the commitment of CIT in an aggregate amount equal to $15,000,000 to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement, and (b) make the Term Loan pursuant to Section 4 of this Financing Agreement.

Loan Documents shall mean this Financing Agreement, the Promissory Note, mortgages and deeds of trust on any Real Estate, the Guaranties, the Ex-Im Bank Documents, the Intellectual Property Security Agreement, the Guarantor Security Agreements, the Pledge Agreements, the Collateral Assignment of License Agreement, the Collateral Assignment of Agreement of Sale, the other closing documents executed by the Company or any Guarantor, and any other ancillary loan and security agreements executed by the Company or any Guarantor from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to CIT in accordance with, and pursuant to, the provisions of Section 8.5 of this Financing Agreement.

Material Adverse Effect shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company, (b) the ability of the Company to perform its obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of the Company, (c) the value of the Collateral or (d) the ability of CIT to enforce the Obligations or its rights and remedies under this Financing Agreement or any of the other Loan Documents.

Mortgagee's Agreement shall mean that certain Mortgagee's Agreement, dated on or about the Closing Date, between Wachovia and CIT, pursuant to which, among other things, Wachovia shall subordinate its liens and security interest in any of the Collateral to the liens and security interests in favor of CIT and shall permit CIT access to the Fayetteville Real Property, in form and substance satisfactory to CIT.

Net Availability shall mean, at any time, the amount by which (a) the Borrowing Base of the Company at such time exceeds (b) the sum of the principal amount of all outstanding Revolving Loans outstanding at such time.

Net Orderly Liquidation Value shall mean, at any time, the aggregate value of the Company's Inventory at such time in an orderly liquidation, taking into account all costs, fees and expenses estimated to be incurred by CIT in connection with such liquidation, based upon the most recent appraisal of the Company's Inventory conducted by an appraiser selected by CIT.

Nexans Reserve shall mean a reserve in the amount of $85,000 for the reasonably anticipated license payments due and payable to Nexans Deutschland Industries GmbH & Co. KG (formerly

Kabelmetal Electro GmbH) pursuant to the License Agreement, dated July 1, 1991, between Nexans Deutschland Industries GmbH & Co. KG (formerly Kabelmetal Electro GmbH) and the Company, as such reserve may be increased or decreased from time to time as determined by CIT in the exercise of its reasonable business judgment.

Obligations shall mean: (a) all loans, advances and other extensions of credit made by CIT to the Company or to others for the Company's account (including, without limitation, all Revolving Loans and the Term Loan); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Company to CIT and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses and any applicable Documentation Fees), whether (i) now in existence or incurred by the Company from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of the Company's assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all indebtedness, obligations and liabilities owed by the Company to CIT under any other agreement or arrangement now or hereafter entered into between the Company, on the one hand, and CIT, on the other hand, whether or not such agreement or arrangement relates to the transactions contemplated by this Financing Agreement; (d) indebtedness, obligations and liabilities incurred by, or imposed on, CIT as a result of environmental claims relating to the Company's operations, premises or waste disposal practices or disposal sites; (e) the Company's liabilities to CIT as maker or endorser on any promissory note or other instrument for the payment of money; and (f) the Company's liabilities to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company's account, including any accommodations extended by CIT with respect to CIT's acceptance of drafts or CIT's endorsement of notes or other instruments for the Company's account and benefit.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean: (a) all present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) all cash and other monies and property in the possession or control of CIT (including negative balances in the Revolving Loan Account and cash collateral held by CIT pursuant to this Financing Agreement); (c) all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

Out-of-Pocket Expenses shall mean all of CIT's present and future reasonable costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all

costs and expenses incurred by CIT in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on CIT for "insufficient funds" and the return of deposited checks); (d) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (e) all appraisal fees and expenses payable by the Company hereunder, and all reasonable costs, fees and expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of CIT personnel; (f) all costs that CIT may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by CIT in connection with the collection of Casualty Proceeds; (g) all costs that CIT may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by CIT in connection with the collection of Casualty Proceeds and the monitoring of any repair or restoration of any Real Estate; (h) all reasonable costs, fees, expenses and disbursements of outside counsel hired by CIT to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation this Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise CIT as to matters relating to the transactions contemplated hereby; (i) all reasonable costs, fees and expenses incurred by CIT in connection with any action taken under Section 10.3 hereof; and (j) without duplication, all reasonable costs, fees and expenses incurred by CIT in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and CIT's rights under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of in-house and outside counsel to CIT incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to the Company, any Guarantor or any subsidiary of the Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

Overadvances shall mean, at any time, the amount by which the sum of the principal amount of all outstanding Revolving Loans exceeds the Borrowing Base at such time.

Patents shall mean all present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of the Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.

Permitted Distributions shall mean:

(a) dividends or distributions from a wholly-owned subsidiary of the Company to the Company;

(b) dividends payable solely in stock or other equity interests of the Company; and

(c) so long as no Default or Event of Default shall have occurred and remain outstanding and the Company has sufficient working capital to pay its debts as such debts come due, and such dividends have been duly authorized by all necessary limited liability company action

and is permitted by applicable law, cash dividends paid by the Company to the Parent which in turn will be used by the Parent solely for distributions to the Parent's member in an aggregate amount equal to the Parent's member's maximum statutory federal and state income tax rate applicable to such member for such taxable year attributable to the Company's taxable income, plus, such member's individual alternative minimum tax attributable solely to the inclusion of the taxable income of the Company in the tax return of such member. If any distributions are made to the Company's Parent's member pursuant to the foregoing provision, the Company shall deliver to CIT, as soon as practicable following the last day of each taxable year of the Company for which any such distributions are made, a true and correct copy of each Schedule K-1 or Schedule C delivered by the Company to its members for such taxable year.

Permitted Encumbrances shall mean: (a) all liens existing on the Closing Date on specific items of Equipment described in **Schedule 1.1(a)** attached hereto; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens granted to CIT by the Company; (f) liens of judgment creditors, provided that such liens do not exceed $250,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of CIT); (g) Permitted Tax Liens; and (h) liens on the Collateral in favor of Wachovia provided such liens are at all times subject to the terms and provisions of the Lien Subordination Agreement.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Subordinated Debt; (f) other Indebtedness existing on the Closing Date and listed on **Schedule 1.1(b)** attached hereto; and (g) Indebtedness owing by the Company to Wachovia on the Closing Date after giving effect to the initial Loans hereunder or Indebtedness owing by the company to another financial institution refinancing the Indebtedness owing to Wachovia in the maximum principal amount not to exceed $2,900,000 secured by the Permitted Encumbrance on the Fayetteville Real Estate.

Permitted Tax Liens shall mean liens for Taxes not due and payable and liens for Taxes that the Company is contesting in good faith, by appropriate proceedings which are sufficient to prevent

imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by the Company in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) other than with respect to Real Estate, are not senior in priority to the liens granted by the Company to CIT, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

Pledge Agreement shall mean the (a) Pledge Agreement, dated the Closing Date, executed by the Parent in favor of CIT, pursuant to which the Parent pledges to CIT the membership interests of the Company, (b) Pledge Agreement, dated the Closing Date, executed by the Company in favor of CIT, pursuant to which the Company pledges to CIT the membership interests of Bimetallics International and 65% of the membership interests of Bimetallics UK, (c) Share Charge, dated the Closing Date, executed by the Company in favor of CIT, pursuant to which the Company pledges to CIT 65% of the membership interests of Bimetallics UK, and (d) Pledge Agreement, dated the Closing Date, executed by David S. Jones in favor of CIT, pursuant to which he pledges to CIT the membership interests of the Parent and International Manufacturing, in each case in form and substance satisfactory to CIT and as amended, supplemented, restated or otherwise modified from time to time.

Prepayment Premium shall mean an amount equal to the product obtained by multiplying the principal amount of the Term Loan prepaid by (i) two percent (2%) if such prepayment occurs on or before the first anniversary of the Closing Date, (ii) one percent (1%) if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, and (iii) one-half of one percent (0.5%) if such prepayment occurs after second anniversary of the Closing Date but prior to the date which is sixty (60) days prior to the initial or any subsequent Termination Date.

Proceeds shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.

Promissory Note shall mean the note in the form of Exhibit A attached hereto, delivered by the Company to CIT to evidence the Term Loan.

Purchase Money Liens shall mean liens on any item of Equipment acquired by the Company after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by the Company to CIT, and (c) the indebtedness incurred by the Company in connection with such acquisitions shall not exceed $200,000 in any fiscal year of the Company.

Raw Materials Obsolescence Reserve shall mean a reserve in the amount of $260,000 for the reasonably anticipated value of slow-moving and obsolete raw materials Inventory, as such reserve may be increased or decreased from time to time as determined by CIT in the exercise of its reasonable business judgment.

Real Estate shall mean all of the Company's present and future fee and leasehold interests in real property, including the Fayetteville Real Estate.

Regulatory Change shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including CIT of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

Required Insurance shall have the meaning provided for in Section 7.2(c) of this Financing Agreement.

Revolving Line of Credit shall mean the commitment of CIT to make Revolving Loans pursuant to Section 3 of this Financing Agreement, in an aggregate amount equal to $12,800,000.

Revolving Loan Account shall mean the account on CIT's books, in the Company's name, in which the Company will be charged with all Obligations when due or incurred by CIT.

Revolving Loans shall mean the loans and advances made from time to time to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.

Seller Note Obligations shall mean all indebtedness of the Company owing to Dofasco Tubular Products Corporation in the principal amount of $2,500,000.

Subordinated Debt shall mean (a) all indebtedness of the Company (and the note(s) evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement, and (b) the Seller Note Obligations.

Subordination Agreement shall mean (a) an agreement (in form and substance satisfactory to CIT) among the Company, a subordinating creditor and CIT, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

Tangible Net Worth shall mean, at any date of determination thereof, the sum of the following: (a) Total Tangible Assets, less (b) Total Liabilities, plus (c) Subordinated Debt that is included within Total Liabilities.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Company with respect to its business, operations, Collateral or otherwise.

Term Loan shall mean the term loan in the principal amount of $2,200,000 made by CIT to the Company on or about the Closing Date to the Company on the terms and conditions set forth in Section 4.2 of this Financing Agreement.

Termination Date shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.

Tongling shall mean Tongling Copperweld Bimetallics Co., Ltd., a People's Republic of China joint venture between Bimetallics International and Tongling Jingda Special Magnet Wire Co., Ltd.

Total Assets shall mean total assets of the Company determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Total Tangible Assets shall mean Total Assets of the Company except for the following: (a) any surplus resulting from any write-up of assets subsequent to the Closing Date; (b) deferred assets, other than prepaid insurance and prepaid taxes; (c) Patents, Copyrights, Trademarks, non-compete agreements, franchises and other similar intangibles; (d) goodwill, including any amounts, however designated on the Consolidated Balance Sheet of the Company, representing the excess of the purchase price paid for assets or stock over the value assigned thereto on the books of the Company; and (e) unamortized debt discount and expense.

Total Liabilities shall mean total liabilities of the Company determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Trade Accounts Receivable shall mean that portion of the Company's Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company's business.

Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of North Carolina.

Unused Line Fee shall mean the fee equal to twenty one-hundredths of one percent (0.2%) per annum of the amount by which the amount of the Revolving Line of Credit exceeds the Average Monthly Revolving Loan Balance.

Wachovia shall mean Wachovia Bank, National Association, a national banking association.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2. Conditions Precedent.

2.1 Conditions Precedent to Initial Funding. The obligation of CIT to make the initial loans hereunder, immediately prior to or concurrently with the making of such loans, is subject to the satisfaction or waiver in writing by CIT of the following conditions precedent:

(a) Lien Searches. CIT shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by CIT, and such searches shall verify that CIT has a first priority security interest in the Collateral, subject to Permitted Encumbrances.

(b) Casualty Insurance. The Company shall have delivered to CIT evidence satisfactory to CIT that all Required Insurance is in full force and effect, and CIT shall have confirmed that CIT has been named as a loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to CIT.

(c) UCC Filings. All UCC financing statements and similar documents required to be filed in order to create in favor of CIT a first priority and exclusive perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. CIT shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, CIT shall have received other evidence satisfactory to CIT that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

(d) Resolutions. CIT shall have received a copy of the resolutions of the members, manager or other appropriate person of each Credit Party authorizing the execution, delivery and performance of the Loan Documents to be executed by such Credit Party, certified by the Secretary, Assistant Secretary or manager of such Credit Party as of the date hereof, together with a certificate of such Secretary, Assistant Secretary or manager as to the incumbency and signature of the officers or manager executing the Loan Documents on behalf of such Credit Party.

(e) Organizational Documents. CIT shall have received a copy of the Articles of Organization or similar constituent documents of each Credit Party, certified by the applicable authority in such entity's State or country of organization, and copies of the operating agreement and other similar constituent documents (as amended through the date hereof) of such Credit Party, certified by the Secretary, Assistant Secretary or manager of such entity.

(f) **Officer's Certificate**. CIT shall have received an executed Officer's Certificate for each Credit Party, satisfactory in form and substance to CIT, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) such Credit Party is in compliance with all of the terms and provisions set forth in the documents to which such Credit Party is a party, and (iii) no Default or Event of Default has occurred.

(g) **Appraisals**. CIT shall have received and be satisfied with an appraisal of the Company's Inventory and an appraisal of the Company's Equipment, each conducted by an appraiser or appraisers selected by CIT.

(h) **Disbursement Authorizations**. The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to CIT.

(i) **Examination & Verification; Net Availability; Projections**. CIT shall have completed and be satisfied with an updated examination and verification of the Trade Accounts Receivable, Inventory and the books and records of the Company, and such examination shall indicate that (i) after giving effect to all loans, advances and extensions of credit to be made at closing, the Company shall have opening Net Availability of not less than $2,000,000, and (ii) no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of the Company, the Company's subsidiaries or the Guarantors since January 31, 2007. In addition, the Company shall have delivered to CIT, and CIT shall be satisfied with, balance sheet, income statement, cash flows and Net Availability projections for the Company for not less than twelve (12) months following the Closing Date.

(j) **Depository Accounts; Payment Direction**. (i) The Company or CIT shall have established one or more Depository Accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral, and (ii) CIT, the Company and each depository bank shall have entered into a Depository Account Control Agreement with respect to each Depository Account.

(k) **Existing Credit Agreement**. (i) The Company's existing credit agreement with Wachovia for the providing of working capital financing to the Company, the Parent and Bimetallics UK shall be terminated, (ii) all loans and obligations of the Company and the Guarantors with respect thereto shall be paid or satisfied in full utilizing the proceeds of the initial Revolving Loans and the Term Loan to be made under this Financing Agreement, and (iii) all liens and security interests in the Collateral in favor of Wachovia in connection therewith shall be subordinated to the liens and security interests therein in favor of CIT.

(l) **Guaranty and Related Documents**. The Guarantors shall have executed and delivered to CIT (i) the Guaranties and the Guarantor Security Agreements, and (ii) if applicable, the items described in Sections 2.1(d), 2.1(e) and 2.1(m) hereof with respect to the Guarantors.

(m) **Opinions**. Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with CIT, counsel for the Company and the Guarantors shall have delivered to CIT opinion(s) satisfactory to CIT opining, inter alia, that each Loan Document to which the Company or any Guarantor is a party is valid, binding and enforceable in accordance with its terms, as applicable, and that the execution, delivery and performance by the Company and each Guarantor of the Loan Documents to which such person or entity is a party are (i) duly authorized, (ii) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of the Company or such Guarantor, as the case may be, and (iii) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any loan agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract to which the Company or any Guarantor is a signatory, or by which the Company or any Guarantor (or any of the Company's or any Guarantor's assets) are bound.

(n) **Legal Restraints/Litigation.** As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against the Company, any Guarantor, any subsidiary of the Company or any of their assets, which, in the opinion of CIT, if adversely determined, could have a Material Adverse Effect.

(o) **Additional Documents.** The Company shall have executed and delivered to CIT the Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement.

(p) **Ex-Im Guarantee.** CIT shall have received the Ex-Im Guarantee duly executed by Ex-Im Bank on terms acceptable to CIT and the Company and each Guarantor shall have executed and delivered the Ex-Im Bank Documents to which it is a part.

(q) **Processor Agreements.** The Company and each third party processor shall have executed and delivered to CIT a processor's agreement, in form and substance satisfactory to CIT and its counsel.

(r) **Consignee Agreement.** The Company and Times Fiber Communications, Inc. and each other person or entity holding or possessing any Inventory pursuant to a consignment agreement, a copy of which shall have been delivered to CIT, shall have executed a consignee agreement, in form and substance satisfactory to CIT and its counsel.

(s) **Pledge Agreements.** The Parent, the Company and David S. Jones shall have executed and delivered to CIT the Pledge Agreements. In addition, if any of the membership interests are certificated, each such entity or person shall have delivered to CIT the originals of all such certificates and shall have executed and delivered powers (undated and in-blank) with respect thereto.

(t) **Intellectual Property Security Agreement.** The Company shall have executed and delivered the Intellectual Property Security Agreement.

(u) **Consents.** The Company and each Guarantor shall have delivered to CIT any consents of any persons required to consent to any part or all of the transactions contemplated by this Financing Agreement and the other Loan Documents.

(v) **Estoppel and/or Landlord's Agreements.** The Company shall have delivered the Landlord's Agreement and such estoppel and/or landlord's agreements as may be requested by CIT, duly executed by each person or entity having an interest in any real property leased by the Company, in form and substance satisfactory to CIT.

(w) **Mortgagee's Agreement**. The Company shall have delivered to CIT the Mortgagee's Agreement, duly executed by and notarized on behalf of Wachovia.

(x) **Collateral Assignment of License Agreement**. The Company shall have executed and delivered to CIT the Collateral Assignment of License Agreement, and Nexans Deutschland Industries GmbH & Co. KG (formerly Kabelmetal Electro GmbH) shall have consented and agreed to such collateral assignment.

(y) **Collateral Assignment of Agreement of Sale**. The Company shall have executed and delivered to CIT the Collateral Assignment of Agreement of Sale.

(z) **Assignment of Key Man Life Insurance Proceeds.** The beneficiary and owner shall have collaterally assigned to CIT all of their rights and interest under life insurance polices on the life of David S. Jones having a value of not less than $2,000,000, net of any existing loans outstanding as of the Closing Date, pursuant to an assignment of insurance proceeds in form and substance satisfactory to CIT.

(aa) **Subordination Agreement.** The Company shall have delivered to CIT the Subordination Agreement, duly executed by Wachovia.

(bb) **Seller Note Documents**. The Company shall have delivered to CIT copies of each of the documents, instruments and agreements executed or delivered in connection with or evidencing the Seller Note Obligations.

Upon the execution of this Financing Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Company and CIT shall otherwise agree in a separate writing.

SECTION 3. Revolving Loans and Collections

3.1 Funding Conditions and Procedures.

(a) Amounts and Requests. Subject to the terms and conditions of this Financing Agreement, CIT agrees to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans). In no event shall CIT have an obligation to make a Revolving Loan to the Company, nor shall the Company be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding would exceed the Revolving Line of Credit, or (iii) amount of such Revolving Loan would exceed the Net Availability of the Company on the date of the request therefor or the funding thereof. Any request for a Revolving Loan must be received by an officer of CIT no later than 1:00 p.m., New York time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if the request is for a LIBOR Loan. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 8.9 of this Financing Agreement.

(b) Phone and Electronic Loan Requests. The Company hereby authorizes CIT to make Revolving Loans to the Company based upon a telephonic or e-mail request (or, if permitted by CIT, based upon a request posted on CIT's System) made by any officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, as reflected by CIT's records. Each telephonic, e-mail or posted request by the Company shall be irrevocable, and the Company agrees to confirm any such request for a Revolving Loan in a writing approved by CIT and signed by such authorized officer or employee, within one (1) Business Day of CIT's request for such confirmation. CIT shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, without further investigation.

(c) Reaffirmation of Representations and Warranties. Except for the representations and warranties set forth in Sections 6.7, 6.8, 6.9 and 7.1, all of the representations and warranties made by the Company in this Financing Agreement shall be deemed to be remade by the Company each time that the Company requests a Revolving Loan under this Financing Agreement, and each such request shall also constitute a representation and warranty by the Company that, after giving effect to the requested Revolving Loan, no Default or Event of Default shall have occurred and remain outstanding.

3.2 Handling of Proceeds of Collateral; Cash Dominion.

(a) Collection of Accounts and Other Proceeds. The Company, at its expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the

Company's business subject to the terms hereof. The Company agrees to direct its account debtors to send payments on all Accounts directly to a lockbox associated with a Depository Account, and to include on all of the Company's invoices the address of such a lockbox as the sole address for remittance of payment. Notwithstanding the foregoing, should the Company ever receive any payment on an Account or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, the Company agrees to hold such proceeds in trust for CIT, separate from the Company's other property and funds, and to deposit such proceeds directly into a Depository Account on the Business Day received.

(b) **Transfer of Funds from Depository Accounts.** Funds remaining on deposit in a Depository Account shall be transferred to CIT's Bank Account on each Business Day (except Veterans Day) in accordance with the terms and provisions of the applicable Depository Account Control Agreement, and the Company agrees to take all actions reasonably required by CIT or any bank at which a Depository Account is maintained in order to effectuate the transfer of funds in this manner. All amounts received from a Depository Account and any other proceeds of the Collateral deposited into CIT's Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in CIT's Bank Account. No checks, drafts or other instruments received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

(c) **New Depository Accounts.** The Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, CIT, the Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

3.3 **Revolving Loan Account.** CIT shall charge the Revolving Loan Account for all loans and advances made by CIT to the Company or for the Company's account, and for all any other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder. Subject to the provisions of Section 3.5 below, CIT will credit the Revolving Loan Account with all amounts received by CIT from each Depository Account or from others for the Company's account, including, as set forth above, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Account or other security granted to or by the Company be a prerequisite to CIT's right to demand payment of any of the Obligations. In addition, the Company agrees that CIT shall have no obligation whatsoever to perform in any respect any of the Company's contracts or obligations relating to the Accounts.

3.4 **Repayment of Overadvances.** If at any time (a) the outstanding balance of Revolving Loans exceed the Revolving Line of Credit, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b))

shall be immediately due and payable, unless CIT otherwise agrees in writing. Should CIT for any reason honor requests for Overadvances, such Overadvances shall be made in CIT's sole discretion and subject to any additional terms CIT deems necessary.

3.5 Application of Proceeds of Collateral.

(a) Generally. Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, CIT agrees to apply (i) all Proceeds of Trade Accounts Receivable to the Revolving Loan Account, (ii) all Proceeds of all other Collateral, to last maturing installments of principal of the Term Loan until fully repaid, and (iii) any other payment received by CIT with respect to the Obligations, in such order and manner as CIT shall elect in the exercise of its reasonable business judgment.

(b) Application of Proceeds to Chase Bank Rate Loans and LIBOR Loans. So long as no Event of Default shall have occurred and remain outstanding, CIT agrees to apply all Proceeds of Collateral and other payments described in Section 3.5(a) to Chase Bank Rate Loans until there are no Chase Bank Rate Loans outstanding, and then to LIBOR Loans; provided that in the event the aggregate outstanding principal amount of Revolving Loans that are LIBOR Loans exceeds Net Availability or any other applicable limit set forth herein, CIT may apply all proceeds of Collateral received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in the exercise of its reasonable business judgment; and provided further that in no event shall CIT have any obligation to apply (i) Proceeds of Trade Accounts Receivable to the portion of the Term Loan that are Chase Bank Rate Loans until all Revolving Loans are fully paid and satisfied, and (ii) Proceeds of other Collateral to Revolving Loans that are Chase Bank Rate Loans until the Term Loan is fully paid and satisfied. Subject to the terms of the preceding sentence, so long as no Event of Default shall have occurred and remain outstanding, if CIT receives Proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Chase Bank Rate Loans, the Company may request, in writing, that CIT not apply such excess Proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case CIT shall remit such excess to the Company. If as a result of the application of the provisions of this Section 3.5(b), any Proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section 8.10 hereof.

(c) Application of Proceeds During an Event of Default. If an Event of Default shall have occurred and remain outstanding, CIT may apply all Proceeds of Collateral and all other payments received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion. If as a result of the application of the provisions of this Section 3.5(c), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section 8.10 hereof.

3.6 Monthly Statement. After the end of each month, CIT agrees to prepare and make available to the Company (by access to CIT's System or as otherwise mutually agreed to by the

Company and CIT), a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of exception from the Company within thirty (30) days of the date of such monthly statement.

3.7 **Access to CIT's System.** CIT shall provide to the Company access to CIT's System during normal business hours, for the purposes of (i) obtaining information regarding loan balances and Net Availability, and (ii) if permitted by CIT, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT's System:

(a) CIT shall provide to the Company an initial password for secured access to CIT's System. The Company shall provide CIT with a list of officers and employees that are authorized from time to time to access CIT's System, and the Company agrees to limit access to the password and CIT's System to such authorized officers and employees. After the initial access, the Company shall be solely responsible for (i) changing and maintaining the integrity of the Company's password and (ii) any unauthorized use of the Company's password or CIT's System by the Company's officers and employees.

(b) The Company shall use CIT's System and the Company's information thereon solely for the purposes permitted above, and shall not access CIT's System for the benefit of third parties or provide any information obtained from CIT's System to third parties. CIT makes no representation that loan balance or Net Availability information is or will be available, accurate, complete, correct or current at all times. CIT's System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT's System, or for other reasons, and in any such event the Company must obtain loan balance and Net Availability information, and (if permitted by CIT) make requests for Revolving Loans and submit borrowing base certificates using other available means.

(c) The Company hereby confirms and agrees that CIT's System consist of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT's System and related intellectual property, information and documentation are the sole and exclusive property of CIT, and the Company shall have no right, title or interest therein or thereto, except for the limited right to access CIT's System for the purposes permitted above. Upon termination of this Financing Agreement, the Company agrees to cease any use of CIT's System.

(d) All agreements, covenants and representations and warranties made by the Company in any borrowing base certificate submitted to CIT by means of CIT's System are incorporated herein by reference.

SECTION 4. Term Loan

4.1 Promissory Note Evidencing Term Loan. The Company agrees to execute and deliver to CIT a Promissory Note to evidence the Term Loan to be extended to the Company by CIT.

4.2 Term Loan.

(a) Funding of Term Loan. Upon CIT's receipt of the Promissory Note evidencing the Term Loan and the satisfaction of the conditions set forth in Section 2.1, CIT agrees to make the Term Loan to the Company.

(b) Repayment of Term Loan. The principal amount of the Term Loan shall be due and payable in thirty-six (36) consecutive monthly principal installments of $36,667 each commencing on May 1, 2007 and on the first day of each month thereafter through April 1, 2010, with one (1) final installment on the Termination Date equal to all amounts outstanding under the Term Loan.

SECTION 5. [RESERVED].

SECTION 6. Collateral

6.1 Grant of Security Interest. (a) As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of the Collateral.

(b) Extent of Security Interests. The security interests granted hereunder shall extend and attach to:

(i) all Collateral which is presently in existence or hereafter acquired and which is owned by the Company or in which the Company has any interest, whether held by the Company or by others for the Company's account, and wherever located, and, if any Collateral is Equipment, whether the Company's interest in such Equipment is as owner, lessee or conditional vendee;

(ii) all Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(iii) all Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

6.2 Limited License. Regardless of whether CIT's security interests in any of the General Intangibles has attached or is perfected, the Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license to use the Company's Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by CIT in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by CIT in accordance with the provisions of this Financing Agreement. The limited license granted to CIT shall be subject to the terms and provisions of any agreements which are binding on the Company which limit or restrict the Company's use of such General Intangibles.

6.3 Representations, Covenants and Agreements Regarding Collateral Generally.

(a) Representations and Warranties. The Company hereby represents and warrants to CIT that except for Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority and exclusive security interest in all personal property of the Company as to which perfection may be achieved by filing, (ii) CIT's security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive liens on the Collateral, and (iii) the Company is, or will be at the time additional Collateral is acquired by the Company, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

(b) Covenants. The Company, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

6.4 Representations Regarding Accounts and Inventory. The Company represents and warrants to CIT that:

(a) each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company in the ordinary course of its business;

(b) the Inventory being sold and the Trade Accounts Receivable created by such sales are the exclusive property of the Company and are not subject to any lien, consignment arrangement which is conditional in nature other than consignments to Times Fiber Communications, Inc. and as otherwise set forth in **Schedule 6.5(e)**, encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances;

(c) the invoices evidencing such Trade Accounts Receivable are in the name of the Company;

(d) the customers of the Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Company has notified CIT pursuant to Section 7.2(g) hereof; and

(e) the Company's Inventory is marketable in the ordinary course of the Company's business, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

6.5 Covenants and Agreements Regarding Accounts and Inventory.

(a) The Company confirms to CIT that all Taxes and fees relating to the Company's business, the Company's sales, and the Accounts or Inventory relating thereto, are the Company's sole responsibility, and that same will be paid by the Company when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represents a lien on or claim against the Accounts, other than a Permitted Tax Lien.

(b) The Company agrees not to acquire any Inventory on a consignment basis which is not segregated from the Inventory of the Company and which is not marked as consigned goods, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise); provided, however, the foregoing shall not apply to the Company's Inventory consisting of steel which is acquired on a consignment basis.

(c) The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT reasonably may require and agrees that the books and records of the Company will reflect CIT's interest in the Accounts and Inventory. In support of the continuing assignment and security interest of CIT in the Accounts and Inventory, the Company also agrees to deliver to CIT all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement. The Company's failure to maintain its books in the manner provided herein or to deliver to CIT any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to CIT in the Accounts and Inventory.

(d) The Company agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to CIT copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.

(e) The Company agrees to safeguard, protect and hold all Inventory for CIT's account and to make no sale or other disposition thereof except in the ordinary course of the Company's business, on open account and on commercially reasonable terms consistent with the Company's past practices. Notwithstanding the ordinary course of the Company's business and the Company's past practices, except as disclosed in **Schedule 6.5(e)** attached hereto, the Company agrees not to sell Inventory on a consignment basis which consignments are conditional in nature, nor retain any lien on or security interest in any Inventory sold by the Company. As to any sale or other disposition of Inventory, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin,

rescission and reclamation. The Company agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.

6.6 Covenants and Agreements Regarding Equipment.

(a) Maintenance of Equipment. The Company agrees to (i) maintain the Equipment in as good and substantial repair and condition as the Equipment is now maintained (or at the time that CIT's security interest may attach to the Equipment), reasonable wear and tear excepted, (ii) make any and all repairs and replacements when and where necessary, and (iii) safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to CIT's security interest. The Equipment will only be used by the Company in the operation of its business and will not be sold or held for sale or lease, except as expressly provided in Section 6.6(b) below.

(b) Sales of Equipment. The Company may (i) sell obsolete Equipment or surplus Equipment from time to time, and (ii) sell obsolete or surplus Equipment to Tongling provided that in each such instance: (1) no Event of Default shall have occurred and remain outstanding at the time of such sale; (2) as to sales made pursuant to clause (i) above, the aggregate book value of the Equipment subject to sale does not exceed $200,000 in any fiscal year of the Company; (3) as to sales made pursuant to clause (ii) above, the Equipment is sold for an amount not less than the value of such Equipment set forth in the most recent Equipment appraisal (the "Appraised Value"); and (4) all net proceeds of such sales are either (x) promptly delivered by the Company to CIT by deposit to the Depository Account, for application against the Term Loan in the manner provided in Section 3.5(a) hereof (and if the Term Loan has been fully repaid, for application to other Obligations in such manner and in such order as CIT may elect in the exercise of its reasonable business judgment); provided, however, in the event the new proceeds of Equipment sold pursuant to clause (ii) above are greater than the Appraised Value of such Equipment, the proceeds, if any, in excess of such Appraised Value shall be applied to the Revolving Loans then outstanding, or (y) only as to sales made pursuant to clause (i) above, within 90 days of such sale, used to purchase replacement Equipment that the Company determines in its reasonable business judgment to have a value at least equal to the Equipment sold. Except as set forth above, the Company agrees not to sell, transfer, lease or otherwise dispose of any item of Equipment without CIT's prior written consent. Upon the sale, transfer, lease or other disposition of Equipment, CIT's security interest in the Equipment shall, without break in continuity and without further formality or act, continue in, and attach to, all Proceeds. Such Proceeds shall not be commingled with the Company's other property, but shall be segregated and held by the Company in trust for CIT as CIT's exclusive property. As to any such sale, transfer, lease or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

6.7 General Intangibles. Each of the Company's and each Guarantor's Trademarks, Patents, Copyrights, licenses and related permits and franchises are listed on **Schedule 6.7** attached hereto. The Company represents and warrants to CIT that as of the date hereof, the Company possesses all General Intangibles necessary to conduct the Company's business as presently conducted. The Company agrees to maintain the Company's rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed

rights. The Company shall provide CIT with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that CIT may, to the extent permitted under the documentation granting such rights or applicable law, perfect its security interest in such rights in a timely manner.

6.8 **Commercial Tort Claims**. The Company represents and warrants to CIT that as of the date hereof, the Company holds no interest in any commercial tort claim. If the Company at any time holds or acquires a commercial tort claim, the Company agrees to promptly notify CIT in writing of the details thereof, and in such writing the Company shall grant to CIT a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Financing Agreement.

6.9 **Letter of Credit Rights.** The Company represents and warrants to CIT that as of the date hereof, the Company is not the beneficiary of any letter of credit other than the Letter of Credit Collateral. If the Company becomes a beneficiary under any letter of credit, the Company agrees to promptly notify CIT, and upon request by CIT, the Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to CIT pursuant to an agreement in form and substance satisfactory to CIT, or (b) cause the issuer of such letter of credit to name CIT as the transferee beneficiary of such letter of credit.

6.10 **Real Estate.** Upon the request of CIT, the Company agrees to execute and deliver to CIT from time to time, a mortgage or deed of trust (as appropriate) in form and substance satisfactory to CIT on the Real Estate leased or acquired by the Company after the date hereof as CIT shall require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances, subject in the case of a leasehold interest to obtaining consents, if any, required of the owner of such Real Estate pursuant to the applicable lease and subject in the case of a fee interest to obtaining consents, if any, required of the holder of any Indebtedness secured by a Permitted Encumbrance on such Real Estate.

6.11 **Reference to Other Loan Documents.** Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Company regarding the Collateral covered by such Loan Documents.

6.12 **Credit Balances; Additional Collateral.**

(a) The rights and security interests granted to CIT hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Company (in the Revolving Loan Account or otherwise), and any other property or assets of the Company in the possession of CIT, may be held by CIT as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to

CIT herein and any other lien or security interest which CIT may have in any other assets of the Company secure payment and performance of all present and future Obligations.

(b) Notwithstanding CIT's security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of CIT's rights under this Financing Agreement.

6.13 Key Man Life Insurance. The Company agrees to maintain, or cause to be maintained, in effect at all times life insurance policies on the life of David S. Jones having an aggregate value of not less than $2,000,000, net of any surrender charges and existing loans outstanding as of the Closing Date, the proceeds of which policies shall be assigned to CIT.

SECTION 7. Representations, Warranties and Covenants

7.1 Initial Disclosure Representations and Warranties. The Company represents and warrants to CIT that as of the date hereof:

(a) Financial Condition. (i) The amount of the Company's assets, at fair valuation, exceeds the book value of the Company's liabilities, (ii) the Company is generally able to pay its debts as they become due and payable, and (iii) the Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Company previously furnished to CIT present fairly, in all material respects, the financial condition of the Company as of the date of such financial statements.

(b) Organization Matters; Collateral Locations. **Schedule 7.1(b)** attached hereto correctly and completely sets forth (w) the Company's exact name, as currently reflected by the records of the Company's State of incorporation or formation, (x) the Company's State of incorporation or formation, (y) the Company's federal employer identification number and State organization identification number (if any), and (z) the address of the Company's chief executive office and all locations of Collateral.

(c) Power and Authority; Conflicts; Enforceability.

(i) The Company has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which it is a party, and to perform all of the Company's obligations thereunder.

(ii) The execution and delivery by the Company of this Financing Agreement and the other Loan Documents to which it is a party, and the performance of the Company's obligations

thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of the Company that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of the Company (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) violate, or cause the Company to be in default under, any law, rule, regulation, order, judgment or award applicable to the Company or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which the Company is a signatory or by which the Company or any of the Company's assets are bound or affected.

(iii) This Financing Agreement and the other Loan Documents to which the Company is a party constitute legal valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors' rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(d) **Schedules.** Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.

(e) **Compliance with Laws.** The Company and the Company's properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect. The Company has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

(f) **Environmental Matters.** Except as set forth on **Schedule 7.1(f)**:

(i) None of the operations of the Company are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of any of the Company's owned or leased real property, including, without limitation, the Real Estate. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to the Company, regarding or involving any release of any environmental pollution or hazardous material on the Fayetteville Real Estate or any other real property now or previously owned or operated by the Company.

(ii) The Company has no known contingent liability with respect to any release of any environmental pollution or hazardous material on the Real Estate or any other real property now or previously owned or operated by the Company.

(iii) The Company is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of the Company's business, except to the extent that the failure to so comply would not have a Material Adverse Effect.

(g) Pending Litigation. Except as set forth in **Schedule 7.1(g)** attached hereto, there exist no actions, suits or proceedings of any kind by or against the Company pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.2 Affirmative Covenants. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

(a) Maintenance of Financial Records; Inspections. The Company agrees to maintain books and records pertaining to the Company's financial matters in such detail, form and scope as CIT reasonably shall require. The Company agrees that CIT or its agents may enter upon the Company's premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of the Company, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. The Company irrevocably authorizes all accountants and third parties to disclose and deliver directly to CIT, at the Company's expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding the Company or the Collateral. All reasonable costs, fees and expenses incurred by CIT in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement.

(b) Further Assurances. The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Company to file any financing statements, continuations and amendments covering the Collateral without the Company's signature in accordance with the provisions of the UCC. The Company hereby consents to and ratifies the filing of any financing statements covering the Collateral by CIT on or prior to the Closing Date. The Company agrees to do whatever CIT reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with CIT's agents and employees, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to CIT's possession in accordance with the terms hereof and (v) performing such further acts as CIT reasonably may require in order to effect the purposes of this Financing Agreement, including, without limitation, the execution of control agreements with respect to Depository Accounts and Investment Property, the execution and recording or filing in the appropriate country of registration of all documents, instruments and agreements necessary to perfect CIT's liens and security interests in any intellectual property registered therein, at the Company's sole cost and expense.

(c) **Insurance and Condemnation.**

(i) **Required Insurance.** The Company agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT (the "Required Insurance"). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, to be made payable solely to CIT, in case of loss, under a standard non-contributory "mortgagee", "secured party" or "lender's loss payable" clause or endorsement, and are to contain such other provisions as CIT reasonably may require to fully protect CIT's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. Each loss payable endorsement in favor of CIT shall provide (x) for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation and (y) that CIT's right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, the Company or any other party. If an Event of Default shall have occurred and remain outstanding, CIT, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, shall have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittances for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(ii) **CIT's Purchase of Insurance.** Unless the Company provides CIT with evidence of the Required Insurance in the manner set forth in Section 7.2(c)(i) above, CIT may purchase insurance at the Company's expense to protect CIT's interests in the Collateral. The insurance purchased by CIT may, but need not, protect the Company's interests in the Collateral, and therefore such insurance may not pay any claim which the Company may make or any claim which is made against the Company in connection with the Collateral. The Company may later request that CIT cancel any insurance purchased by CIT, but only after providing CIT with satisfactory evidence that the Company has the Required Insurance. If CIT purchases insurance covering all or any portion of the Collateral, the Company shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and CIT may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by CIT may exceed the costs of insurance which the Company may be able to purchase on its own. In the event that CIT purchases insurance, CIT will notify the Company of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, the Company provides CIT with proof that the Company had the Required Insurance as of the date on which CIT purchased insurance and the Company has continued at all times thereafter to have the Required Insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Revolving Loan Account for the amount of all costs, interest and other charges associated with such insurance that CIT previously charged to the Revolving Loan Account.

(iii) **Application of Insurance.** So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of CIT's receipt of any Casualty Proceeds:

(w) In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, CIT agrees to apply the Casualty Proceeds first to repay the outstanding Revolving Loans, then to repay the Term Loans in the manner set forth in Section 3.5(a).

(x) In the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than or equal to $100,000, CIT agrees to apply such Casualty Proceeds to repay the outstanding Revolving Loans.

(y) In the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, the Company may elect (by delivering written notice to CIT within ten (10) Business Days following CIT's receipt of such Casualty Proceeds) to replace or repair such item of Equipment. If the Company elects to replace or repair any item of Equipment, CIT initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. CIT agrees to reduce this Availability Reserve dollar-for-dollar as and when payments then are due under the contract(s) for the purchase of replacement Equipment or the repair of such item of Equipment. Upon the replacement or completion of repair of such item of Equipment, CIT will eliminate any remaining Availability Reserve established hereunder.

(z) In the event of any loss or damage to the Fayetteville Real Estate by condemnation, fire or other casualty, the Company may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by the Company by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, and so long as the Company has sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, the Company may elect to repair or replace such Real Estate, subject to the following terms:

(1) If the Company reasonably determines that the Real Estate may be repaired to substantially the same condition of the Real Estate prior to the condemnation, fire or other casualty, the Company may elect to repair the Real Estate by delivering written notice to CIT within thirty (30) days following CIT's receipt of such Casualty Proceeds. CIT initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. The Company shall provide CIT with a repair plan, the contract(s) for repair and a total budget certified by an independent third party experienced in construction costing. If such budget indicates that there are insufficient Casualty Proceeds to cover the full cost of repair of the Real Estate, the Company shall fund such deficiency before the Availability Reserve established hereunder shall be reduced. CIT agrees to reduce this Availability Reserve dollar-for-dollar as and

when payments are due under the contract(s) for repair. Upon completion of the repair of the Real Estate (as determined by CIT in the exercise of its reasonable business judgment), CIT will eliminate any remaining Availability Reserve established hereunder.

(2) The Company may elect to replace the Real Estate owned by the Company only on terms and conditions satisfactory to CIT in its sole discretion.

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of CIT's receipt of any Casualty Proceeds, or if the Company does not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (y) or (z) above, CIT may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion.

(d) Payment of Taxes. The Company agrees to pay when due all Taxes lawfully levied, assessed or imposed upon the Company or the Collateral (including all sales taxes collected by the Company on behalf of the Company's customers in connection with sales of Inventory and all payroll taxes collected by the Company on behalf of the Company's employees), unless the Company is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Company shall pay all Taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such Taxes and removal of such lien, CIT may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as CIT shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such Taxes on behalf of the Company, and the amount paid by CIT shall become an Obligation which is due and payable on demand by CIT.

(e) Compliance With Laws.

(i) The Company agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which CIT determines, in the exercise of its reasonable business judgment, will not materially and adversely effect CIT's rights or priorities in the Collateral.

(ii) Without limiting the generality of the foregoing, the Company agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. The Company shall not be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) the

Company promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following the Company's receipt of notice from CIT of such failure, or if such breach cannot in good faith be cured within thirty (30) days following the Company's receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

(f) **Notices Concerning Environmental, Employee Benefit and Pension Matters**. The Company agrees to notify CIT in writing of:

(i) any expenditure (actual or anticipated) in excess of $50,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on the affected Company's working capital;

(ii) the Company's receipt of notice from any local, state or federal authority advising the Company of any environmental liability (real or potential) arising from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company; and

(iii) the Company's receipt of notice from any governmental agency or any sponsor of any "multiemployer plan" (as that term is defined in ERISA) to which the Company has contributed, relating to any of the events described in Section 10.1(g) hereof.

The Company agrees to provide CIT promptly with copies of all such notices and other information pertaining to any matter set forth above if CIT so requests.

(g) **Collateral Reporting and Information**. (i) The Company agrees to furnish to CIT:

(1) At least once each week (but more frequently upon CIT's reasonable request), a borrowing base certificate in form and substance satisfactory to CIT, certified by the treasurer, controller or chief financial officer of the Company (or any other authorized officer satisfactory to CIT), together with such confirmatory schedules of Trade Accounts Receivable and Inventory (in form and substance satisfactory to CIT) as CIT reasonably may request. CIT, in its sole discretion, may permit the Company to access CIT's System for the purpose (in addition to those set forth in Section 3.7) of completing and submitting borrowing base certificates when required hereunder.

(2) On or before the 20th day of each month (but more frequently upon CIT's reasonable request), a detailed and summary aging report of Trade Accounts Receivable existing as of the last day of the preceding month, a roll-forward of Trade Accounts Receivable from the first day of the preceding month through the last day of the preceding month, and a detailed report of Inventory as of the last day of the preceding month, all in such form as CIT reasonably shall require, certified by the treasurer, controller or the chief financial officer of the Company (or any other authorized officer satisfactory to CIT), together with (x) a reconciliation, as of the last day of the preceding month, of the Company's Trade Accounts Receivable aging report to the Company's general ledger and applicable borrowing base certificate delivered by the Company to CIT, and (z) if required by CIT,

such other information sufficient to allow CIT to update the amount of Eligible Accounts Receivable and Eligible Inventory.

(3) On or before the 20th day of each month (but more frequently upon CIT's reasonable request), an aged trial balance of all the Company's accounts payable as of the last day of the preceding month.

(4) Prompt written disclosure of (x) all matters adversely affecting the value, enforceability or collectibility of the Trade Accounts Receivable of the Company, (y) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and (z) all matters adversely effecting the value or marketability of the Inventory, all in such detail and format as CIT reasonably may require, provided that to the extent that any such matter would not have a Material Adverse Effect, the Company may disclose such matter to CIT when the Company provides CIT with the borrowing base certificate described in clause (i) above.

(5) Prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory.

(6) From time to time, access to the Company's computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Trade Accounts Receivable, Inventory and other Collateral as CIT reasonably may require.

(7) On or before the 20th day of each month (but more frequently upon CIT's reasonable request), a report calculating the value of each component of Eligible Inventory consisting of raw material at the market value of such Eligible Inventory as of the end of the preceding month and comparing such market value to the value of such Eligible Inventory at the lower of its cost or market as of the end of such preceding month.

(ii) The Company may deliver to CIT any borrowing base certificate, collateral report or other material that the Company is required to deliver to CIT under clauses (1), (2) and (3) of Section 7.2(g)(i) by e-mail or other electronic transmission (an "Electronic Transmission"), subject to the following terms:

(1) Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT), and must be addressed to the loan officer and the collateral analyst of CIT that handle the Company's account, as designated by CIT from time to time. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.

(2) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a "pdf" or other imaging format and, to the extent that such material must

be certified by an officer of the Company under this Section 7.2(g), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. CIT may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an "authenticated" record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.

(3) Each Electronic Transmission must contain the name and title of the officer of the Company transmitting the Electronic Transmission, and shall include following text in the body of the Electronic Transmission:

> "Pursuant to the Financing Agreement dated as of April _____, 2007, between The CIT Group/Commercial Services, Inc. ("CIT") and Copperweld Bimetallics LLC (the "Company"), the undersigned __________ **[title of submitting officer]** of the Company hereby delivers to CIT the Company's ___________ **[describe submitted reports]**. The Company represents and warrants to CIT that the materials included in this Electronic Transmission are true, correct, and complete in all material respects. The name of the officer of the Company set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of the Company."

(4) The Company agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to CIT by means of an Electronic Transmission and agrees to furnish to CIT such original versions within five (5) Business Days of CIT's request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.

(iii) The Company hereby authorizes CIT to regard the Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company's authorized officers or agents. The Company's failure to promptly deliver to CIT any schedule, report, statement or other information set forth in this Section 7.2(g) shall not affect, diminish, modify or otherwise limit CIT's security interests in the Collateral.

(h) Financial Reporting. The Company agrees to furnish to CIT:

(i) within one hundred twenty (120) days after the end of the fiscal year ended December 31, 2006 and within ninety (90) days after the end of each fiscal year of the Company thereafter, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the close of such year, and consolidated/consolidated and consolidating statements of profit and loss and cash flow of the Company for such year, audited by independent public accountants selected by the Company and satisfactory to CIT, together with (x) the unqualified opinion of the accountants preparing such financial statements and (y) if requested by CIT, such accountants' management practice letter;

(ii) within thirty (30) days after the end of each month, (x) a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such month, (y) consolidated/consolidated and consolidating statements of profit and loss and cash flow of the Company for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Company for the same month and same fiscal year-to-date period in the prior fiscal year, certified by the treasurer, controller or chief financial officer of the Company (or any other authorized officer satisfactory to CIT);

(iii) as and when filed by the Company, copies of all (x) financial reports, registration statements and other documents filed by the Company with the U.S. Securities and Exchange Commission, as and when filed by the Company, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of the Company subject to ERISA;

(iv) no later than sixty (60) days prior to the beginning of each fiscal year of the Company, monthly projections of the Company's Consolidated Balance Sheet and Consolidating Balance Sheet, and consolidated/consolidated and consolidating statements of profits and loss of the Company, as well as monthly projected Net Availability for the Company for such fiscal year; and

(v) no later than fourteen (14) days prior to the beginning of each fiscal quarter of the Company, thirteen (13)-week projections of the Company's cash flow for such fiscal quarter.

Each financial statement which the Company is required to submit pursuant to clauses (i) and (ii) above must be accompanied by an officer's certificate substantially in the form set forth on Exhibit B attached hereto, signed by the treasurer, controller or chief financial officer of the Company (or any other authorized officer satisfactory to CIT). In addition, should the Company modify its accounting principles and procedures from those in effect on the Closing Date, the Company agrees to prepare and deliver to CIT statements of reconciliation in form and substance reasonably satisfactory to CIT.

(i) Asset Appraisals. From time to time upon the request of CIT, the Company agrees to permit CIT to perform appraisals of the Company's Inventory, Equipment and Real Estate covered by a mortgage or deed of trust in favor of CIT. The Company agrees to reimburse CIT for the costs and expenses relating to (x) up to two (2) Inventory appraisals in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, (y) one Equipment appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, and (z) all such appraisals performed while an Event of Default remains outstanding. All appraisals shall be performed by qualified appraisers selected by CIT. To the extent that the Company is required by this Section 7.2(i) to reimburse CIT for CIT's costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.

(j) Business Qualification. The Company agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify or to remain qualified or in good standing, would have a Material Adverse Effect.

(k) Anti-Money Laundering and Terrorism Regulations. The Company agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). The Company also agrees to ensure that no person who owns a controlling interest in or otherwise controls the Company is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Company acknowledges that CIT's performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Company agrees to provide to CIT all information about the Company's ownership, officers, directors, customers and business structure as CIT reasonably may require to comply with, such laws, regulations and executive orders.

(l) Purchase of Fayetteville Real Estate. Upon the occurrence of an Event of Default, if requested by CIT in writing, and subject to obtaining consents, if any, required of the holder of any Indebtedness secured by a lien and security interest on the Fayetteville Real Estate, the Company shall exercise the purchase option and purchase the Fayetteville Real Estate leased by it on the Closing Date and shall grant to CIT lien and security interest in the Company's fee simple interest in the Fayetteville Real Estate, subject only to the lien and security interest in favor of Wachovia or other financial institution providing replacement financing for the Indebtedness for money borrowed secured by such lien and security interest.

7.3 Financial Covenants. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, the Company agrees:

(a) Tangible Net Worth. To maintain as of the end of each month during the periods below, Tangible Net Worth of not less than:

Fiscal Period	Tangible Net Worth
Fiscal month ending March 31, 2007	$1,404,000
Fiscal month ending April 30, 2007	$1,434,000
Fiscal month ending May 31, 2007	$1,508,000
Fiscal month ending June 30, 2007	$1,666,000
Fiscal month ending July 31, 2007	$2,059,000
Fiscal month ending August 31, 2007	$2,246,000
Fiscal month ending September 30, 2007	$2,247,000
Fiscal month ending October 31, 2007	$2,455,000
Fiscal month ending November 30, 2007	$2,619,000
Fiscal month ending December 31, 2007	$2,681,000
Fiscal month ending January 31, 2008	$2,814,000
Fiscal month ending February 29, 2008	$3,162,000
Fiscal month ending March 31, 2008	$3,224,000
Fiscal month ending April 30, 2008	$3,592,000
Fiscal month ending May 31, 2008	$3,906,000
Fiscal month ending June 30, 2008	$4,168,000

Fiscal Period	Tangible Net Worth
Fiscal month ending July 31, 2008	$4,385,000
Fiscal month ending August 31, 2008	$4,481,000
Fiscal month ending September 30, 2008	$4,405,000
Fiscal month ending October 31, 2008	$4,431,000
Fiscal month ending November 30, 2008	$4,455,000
Fiscal month ending December 31, 2008	$4,434,000
Fiscal month ending January 31, 2009 and at all times thereafter	$4,400,000

(b) **Fixed Charge Coverage.** To maintain a Fixed Charge Coverage Ratio, calculated for each of the periods set forth below, of not less than:

Fiscal Period	Ratio
Fiscal quarter ending March 31, 2007	1.0 to 1.0
Two fiscal quarters ending June 30, 2007	1.0 to 1.0
Three fiscal quarters ending September 30, 2007	1.0 to 1.0
Four fiscal quarters ending December 31, 2007	1.0 to 1.0
Four fiscal quarters ending March 31, 2008 and at the end of each period of four fiscal quarters ending thereafter	1.0 to 1.0

(c) **Operating Leases and Capital Expenditures.** Not to (i) enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases during any fiscal year would exceed $250,000; or (ii) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year of the Company in the aggregate amount in excess of $350,000.

(d) **Net Availability**. To maintain Net Availability of not less than (i) $1,000,000 for each of the last seven (7) days of each calendar month, (ii) $600,000 at all other times during the month of April 2007, and (iii) $750,000 at all other times.

7.4 Negative Covenants. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, the Company agrees not to, and will cause each Credit Party and each subsidiary of each Credit Party not to:

(a) **Liens and Encumbrances.** Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on (i) any of the Collateral or its other assets, whether now owned or hereafter acquired, including, without limitation, any real property leasehold interests of any Credit Party, except for (x) Permitted Encumbrances, and

(y) liens, charges, security interests and encumbrances on the assets and properties of Bimetallics UK securing the Indebtedness permitted pursuant to Section 7.4(b) of this Agreement or (ii) the Company's joint venture interests in Tongling.

(b) **Indebtedness.** Incur or create any Indebtedness other than the Permitted Indebtedness; provided, Bimetallics UK may obtain working capital financing consisting of a revolving line of credit secured by liens in its assets and property, which revolving line of credit shall be in an amount and upon terms reasonably acceptable to CIT.

(c) **Sale of Assets.** Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

(d) **Corporate Change.** (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by each Credit Party; provided that a Credit Party may change its name or its principal place of business so long as such Credit Party provides CIT with thirty (30) days prior written notice thereof and such Credit Party executes and delivers to CIT, prior to making such change, all documents and agreements required by CIT in order to ensure that the liens and security interests granted to CIT hereunder continue in effect without any break or lapse in perfection.

(e) **Guaranty Obligations.** Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except pursuant to the Guaranties and by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(f) **Dividends and Distributions.** Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.

(g) **Investments.** (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, provided, however, the Company may make loans, advances and contributions to Bimetallics International in the aggregate amount of up to $800,000 solely for the required loans, advances or contributions required to be made by Bimetallics International in Tongling Copperweld Bimetallics Co., Ltd. provided both before and after giving effect to such loans, advances or contributions no Default or Event of Default exists or would occur as a result thereof, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of each Credit Party in its existing subsidiaries. All of each Credit Party's investments in any firm, entity, person or corporation are set forth on **Schedule 7.4** attached hereto

(h) Related Party Transactions. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any member, shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, any Guarantor or any subsidiary of the Company, unless (i) such transaction otherwise complies with the provisions of this Financing Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Company, any Guarantor or any subsidiary of the Company, as the case may be, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction; provided, however, the foregoing shall not prevent or prohibit the payment of management fees, salary or other compensation to officers who are members of the Company in an aggregate amount not exceeding $20,000 during any calendar month.

(i) Restricted Payments. (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, any Guarantor or any subsidiary of the Company.

SECTION 8. Interest, Fees and Expenses

8.1 Interest.

(a) Interest on Revolving Loans. Interest on the daily debit balance of the Revolving Loan Account at the close of each day during each month (other than LIBOR Loans) shall be due and payable monthly on the first day of the immediately following month and shall accrue at a rate per annum equal to the Applicable Margin plus the Chase Bank Rate. Interest on each outstanding LIBOR Loan shall be due and payable on the last day of the Interest Period for such LIBOR Loan and shall accrue at a rate per annum equal to the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1(a) shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new Chase Bank Rate. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

(b) Interest on Term Loan. Interest on the portions of the principal balance of the Term Loan that is a Chase Bank Rate Loan shall be payable monthly on the first day of each month and shall accrue at a rate per annum equal to the Applicable Margin plus the Chase Bank Rate. On any portion of the principal balance of the Term Loan that is a LIBOR Loan, interest shall be due and payable on the applicable LIBOR Interest Payment Date and shall accrue at a rate per annum equal to

the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1(b) shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new Chase Bank Rate. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

8.2 Default Interest Rate. Upon the occurrence of an Event of Default, (a) all Obligations may, at the election of CIT (other than an Event of Default described in Section 10.1(c) of this Financing Agreement, for which no election or notice shall be required), bear interest at the Default Rate of Interest until such Event of Default is waived, and (b) at CIT's election at any time thereafter, interest on each outstanding LIBOR Loan shall be due and payable on the first day of each month, notwithstanding the Interest Period with respect thereto.

8.3 Out-of Pocket Expenses. The Company agrees to reimburse CIT for all Out-of-Pocket Expenses when charged to or paid by CIT.

8.4 Interest Payment. On the first day of each month, commencing on May 1, 2007, CIT shall charge the Company for interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof or the immediately preceding month.

8.5 Loan Facility Fee; Application of Deposits and Commitment Fee. To induce CIT to enter into this Financing Agreement and to extend to the Company the Line of Credit, the Company agrees to pay to CIT a Loan Facility Fee in the amount of $75,000, which shall be fully earned upon execution of this Financing Agreement by CIT and the Company and due and payable on the Closing Date.

8.6 Administrative Management Fee. On the Closing Date and on the first day of each month following the month in which the Closing Date occurs, the Company agrees to pay to CIT the Administrative Management Fee, which shall be fully earned when paid.

8.7 Ex-Im Bank Fees. The Company shall pay to CIT the Ex-Im Bank application fee in the amount of $100 and Ex-Im Bank facility fees, if any, as the same may be due and payable from time to time pursuant to the Ex-Im Bank Documents.

8.8 Standard Operational Fees. In addition to the Administrative Management Fee and all Out-of-Pocket Expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Company agrees to pay to CIT (a) all Documentation Fees, (b) CIT's standard charges for any employee of CIT used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2(a) hereof (currently $1,000 per person, per day), (c) CIT's standard charges for each wire transfer made by CIT to or for the benefit of the Company (currently $30), provided that such standard charges may be increased by CIT from time to time. Such charges shall be due and payable in accordance with CIT's standard practices, as in effect from time to time.

8.9 Unused Line Fee. On the first day of each month, commencing on May 1, 2007, the Company agrees to pay to CIT the Unused Line Fee.

8.10 LIBOR Loans.

(a) Conditions Applicable to LIBOR Loans. The Company may elect to use LIBOR as to any Revolving Loans and any portion of the outstanding principal amount of the Term Loan, convert any Chase Bank Rate Loan to a new LIBOR Loan or continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as:

(i) no Default or Event of Default shall have occurred and remain outstanding on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan;

(ii) the Company requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan);

(iii) if CIT requests written confirmation of any new LIBOR Loan from the Company, the Company shall have signed and returned to CIT any such confirmation on or prior to the first day of the Interest Period for such new LIBOR Loan; and

(iv) with respect to the Interest Period selected by the Company for such new LIBOR Loan, (x) the LIBOR for such Interest Period as quoted by JPMorgan Chase Bank adequately and fairly reflects the cost of maintaining or funding CIT's loans bearing interest at LIBOR for such Interest Period, and (y) such Interest Period ends on or before the Termination Date..

Any LIBOR election must be for at least $1,000,000 and if greater, in integral multiples of $500,000, and there shall be no more than three (3) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Company as a Chase Bank Rate Loan.

(b) Match Funding. CIT shall not be required to purchase United States dollars in the London interbank market or from any other applicable LIBOR market or source or otherwise "match funds" to fund any LIBOR Loans.

(c) Inability to Determine LIBOR. Notwithstanding any other provision of this Agreement to the contrary, (a) if CIT determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the LIBOR applicable to an Interest Period or (b) if any law, regulation, treaty or

directive shall make it unlawful for CIT to make or maintain any LIBOR Loan or shall result in increasing the cost to CIT of making or maintaining any LIBOR Loan, CIT shall give written notice of such determination to the Company, all LIBOR Loans outstanding shall convert automatically to Chase Bank Rate Loans at the end of the applicable Interest Period (or earlier if required by such law, regulation, treaty or directive) and the obligation of CIT thereafter to continue making LIBOR Loans shall be suspended until CIT determines that adequate and reasonable means once again exist for ascertaining the LIBOR applicable to an Interest Period or such law, regulation, treaty or directive ceases to be in effect and CIT rescinds the earlier notice. Effective for the Interest Period following CIT's rescission of such earlier notice, the Company may once again make an election pursuant to Section 8.9 hereof of the type of loans that will be outstanding for an Interest Period. The Company hereby agrees to pay to CIT, on demand, any additional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversions from LIBOR Loans to Chase Bank Rate Loans in accordance with this Section 8.11.

(d) <u>LIBOR Breakage Costs and Fees</u>. In the event that the Company (i) pays all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of an Interest Period for such LIBOR Loan, (ii) fails to borrow a LIBOR Loan, or fails to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to CIT, or (iii) fails to pay to CIT the principal of, or interest on, any LIBOR Loan when due, the Company agrees to pay to CIT (and any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder), on demand, the greater of (x) such amount as shall compensate CIT and such financial institution for any actual loss, cost or expense that CIT or such financial institution may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by CIT or such financial institution to lenders or depositors of funds obtained by CIT or such financial institution in order to make or maintain any LIBOR Loans under this Agreement), and (y) in the case of a prepayment of any LIBOR Loan, the excess (if any) of the amount of interest that would have accrued on such loan from the first day of the Interest Period to the date of prepayment, assuming that such loan was a Chase Bank Rate Loan, over the amount of interest that actually accrued on such loan from the first day of the Interest Period to the date of prepayment. The determination by CIT of the amount of any such loss, cost or expense described in clause (x) of the preceding sentence, when set forth in a written notice to the Company containing CIT's calculations thereof in reasonable detail, shall be conclusive and binding upon the Company, in the absence of manifest error.

8.11 <u>Early Termination Fee and Prepayment Premium</u>. In the event the Company terminates the Revolving Line of Credit or this Financing Agreement on an Early Termination Date, the Early Termination Fee shall be due and payable in full on the date of termination. In the event the Company voluntarily prepays the Term Loan (other than a prepayment arising solely from the proceeds of sales of Equipment to the Joint Venture), in whole or in part, on an Early Termination Date, the Prepayment Premium applicable thereto shall be due and payable in full on the date of such prepayment.

8.12 <u>Capital Adequacy</u>. In the event that CIT (or any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder), subsequent to the

Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by CIT or such financial institution with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on CIT's or such financial institution's capital as a consequence of its obligations hereunder to a level below that which CIT or such financial institution could have achieved but for such change or compliance (taking into consideration CIT's or such financial institution's policies with respect to capital adequacy) by an amount deemed material by CIT or such financial institution in the exercise of their reasonable business judgment, the Company agrees to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such reduction in rate of return. In determining such amount or amounts, CIT and such financial institution may use any reasonable averaging or attribution methods. The protection of this Section 8.12 shall be available to CIT and such financial institution regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 8.12 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.12, and subsequent thereto determines that the amounts paid by the Company exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any reduction in rate of return on its capital, such excess shall be returned to the Company by CIT or such financial institution, as the case may be.

8.13 Taxes, Reserves and Other Conditions. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT (or by any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder) with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

(a) subject CIT or such financial institution to any tax of any kind whatsoever with respect to this Financing Agreement or the other Loan Documents, or change the basis of taxation of payments to CIT or such financial institution of principal, fees, interest or any other amount payable hereunder or under any of the other Loan Documents (except for changes in the rate of tax on the overall net income of CIT or such financial institution by the federal government or other jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such financial institution by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on CIT or such financial institution any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to (i) increase the cost to CIT of making, renewing or maintaining CIT's loans hereunder (or the cost to such financial institution in participating in such loans) by an amount deemed material by CIT or such financial institution in the exercise of its reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that CIT or such financial institution deems to be material in the exercise of its reasonable business judgment, the Company agrees to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such increase in cost or reduction in payment, as the case may be. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 8.13 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.13, and subsequent thereto determines that the amounts paid by the Company in whole or in part exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any increase in cost or reduction in payment, such excess shall be returned to the Company by CIT or such financial institution, as the case may be.

8.14 Authority to Charge Revolving Loan Account. The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. The Company confirms that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Company and solely at CIT's discretion.

SECTION 9. Powers

9.1 Authority. The Company hereby authorizes CIT, or any person or agent which CIT may designate, at the Company's cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

(c) To request from customers indebted on Accounts at any time, in the name of CIT, information concerning the amounts owing on the Accounts;

(d) To request from customers indebted on Accounts at any time, in the name of the Company, any certified public accountant designated by CIT or any other designee of CIT, information concerning the amounts owing on the Accounts;

(e) To transmit to customers indebted on Accounts notice of CIT's interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company's account; and

(f) To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

9.2 Limitations on Exercise. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

SECTION 10. Events of Default and Remedies

10.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

(a) the cessation of the business of the Company or any other Credit Party or any subsidiary of any Credit Party, or the calling of a meeting of the creditors of the Company or any other Credit Party or any subsidiary of any Credit Party for purposes of compromising its debts and obligations;

(b) the failure of the Company or any Guarantor or any subsidiary of any Credit Party to generally meet its debts as those debts mature;

(c) (i) the commencement by the Company or any Guarantor or any subsidiary of any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against the Company or any Guarantor or any subsidiary of any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by the Company, such Guarantor or such subsidiary of any Credit Party within ten (10) days and not dismissed or vacated within thirty (30) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by the Company or any Guarantor or any subsidiary of any Credit Party;

(d) the breach or violation by the Company of any warranty, representation or covenant contained in this Financing Agreement (other than those referred to in Section 10.1(e) below),

provided that such breach or violation shall not be deemed to be an Event of Default unless the Company fails to cure such breach or violation to CIT's reasonable satisfaction within fifteen (15) days from the date of such breach or violation;

(e) the breach or violation by the Company of any warranty, representation or covenant contained in Sections 3.2, 6.3, 6.4, 6.5, 6.6(b), 7.2(c), 7.2(d), 7.3 and 7.4;

(f) the failure of the Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;

(g) the Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) incur any "accumulated funding deficiency" as defined in ERISA, (iii) incur any "reportable event" as defined in ERISA, (iv) terminate any "plan", as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan", as defined in ERISA, and with respect this Section 10.1(g), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in CIT's reasonable business judgment, subject the Company to any tax, penalty or other liability having a Material Adverse Effect;

(h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

(i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing or governing (i) the Subordinated Debt if payment of such Subordinated Debt is permitted pursuant to the terms and provisions of the Subordination Agreement relating thereto, or (ii) other Indebtedness of the Company having a principal amount in excess of $100,000;

(j) the Company shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without CIT's prior written consent, unless such modification is permitted by the applicable Subordination Agreement;

(k) a Change of Control shall occur;

(l) a final judgment for the payment of money in excess of $250,000 shall be rendered against the Company or any Guarantor (other than a judgment as to which a financially sound and reputable insurance company has acknowledged coverage of such claim in writing), and either (i) within thirty (30) days after the entry of such judgment, shall not have been discharged or stayed pending (or if stayed pending appeal, shall not have been discharged within thirty (30) days after the entry of a final order of affirmance on appeal), or (ii) enforcement proceedings shall be commenced by any holder of such judgment; or

(m) any Guarantor shall attempt to terminate its Guaranty or deny that such Guarantor has any liability thereunder, or any Guaranty shall be declared null and void and of no further force and effect.

10.2 Remedies With Respect to Outstanding Loans. Upon the occurrence of a Default or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement thereafter shall be made in CIT's sole discretion, and the obligation of CIT to make Revolving Loans shall cease unless such Default is cured to CIT's satisfaction or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, CIT may, at its option (a) declare all Obligations immediately due and payable, (b) charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections 8.1 of this Financing Agreement, provided that CIT has given the Company written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement upon notice to the Company. Notwithstanding the foregoing, (x) CIT's commitment to make loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement automatically shall terminate without any declaration, notice or demand by CIT upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by CIT, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by CIT.

10.3 Remedies With Respect to Collateral. Immediately after the occurrence of an Event of Default, CIT may, at its option, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and CIT may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT's sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose CIT's security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without

notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate. The Company agrees, at the request of CIT, to assemble the Inventory and Equipment, and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT's taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT's exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of CIT under applicable law or the other Loan Documents, all of which shall be cumulative.

10.4 **General Indemnity**. In addition to the Company's agreement to reimburse CIT for Out-of-Pocket Expenses, but without duplication, the Company hereby agrees to indemnify CIT and its officers, directors, employees, attorneys and agents (each, an "Indemnified Party") from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney's fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:

(a) as a result of CIT's exercise of (or failure to exercise) any of CIT's rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of CIT's interests in the Collateral (including the defense of claims brought by the Company, as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Company, or any trustee or receiver in bankruptcy);

(b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, the Company's operation and use of the Real Estate, and the Company's off-site disposal practices;

(c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;

(d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Company; and

(e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party's conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. CIT may from time to time establish Availability Reserves with respect to this indemnity as CIT may deem advisable in the exercise of its reasonable business judgment, and upon termination of this Financing Agreement, CIT may hold such reserves as cash reserves as security for this indemnity.

SECTION 11. Termination

Except as otherwise provided in Section 10.2 hereof, CIT may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Termination Date, and then only by giving the Company at least sixty (60) days prior written notice of termination. The Company may terminate this Financing Agreement at any time prior to any Termination Date upon thirty (30) days prior written notice to CIT, provided that the Company pays to CIT any Early Termination Fee and Prepayment Premium due and payable hereunder on the date of termination. **THIS FINANCING AGREEMENT, UNLESS TERMINATED AS HEREIN PROVIDED, SHALL AUTOMATICALLY CONTINUE FROM TERMINATION DATE TO TERMINATION DATE.** All Obligations shall become due and payable in full on the date of any termination hereunder and, pending a final accounting of the Obligations, CIT may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to CIT) as a cash reserve to cover any contingent Obligation then outstanding. All of CIT's rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied.

SECTION 12. Miscellaneous

12.1 Waivers. The Company hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default by CIT shall be effective unless such waiver is in writing and signed by CIT. No delay or failure of CIT to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one

occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2 Entire Agreement; Amendments; Sale of Interest:

(a) This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement between the Company and CIT; (b) supersede any prior agreements (including the agreements set forth in any commitment letter); (c) may be amended only by a writing signed by the Company and CIT; and (d) shall bind and benefit the Company and CIT and their respective successors and assigns, except that the Company shall not have the right to assign (by operation of law or otherwise) its rights or obligations hereunder without the prior written consent of CIT. Should the provisions of any other Loan Document conflict with the provisions of this Financing Agreement, the provisions of this Financing Agreement shall apply and govern.

(b) The Company hereby consents to CIT's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Financing Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, CIT's rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "CIT" hereunder, and CIT shall be relieved, to the extent of any such assignment, of all obligations hereunder upon any such assignment. The Company agrees that it will use its best efforts to assist and cooperate with CIT in any manner reasonably requested by CIT to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. The Company further agrees that CIT may disclose credit information regarding the Company and its affiliates to any potential participant or assignee.

12.3 Usury Limit. In no event shall the Company, upon demand by CIT for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Company. This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.

12.4 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically

as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5 <u>WAIVER OF JURY TRIAL; SERVICE OF PROCESS</u>. THE COMPANY AND CIT EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6 <u>Notices</u>. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

(a) if to CIT, at:

The CIT Group/Commercial Services, Inc.
Two Wachovia Center, 25th Floor (zip code 28202)
Post Office Box 31307
Charlotte, North Carolina 28231-1307
Attn: Regional Credit Manager
Fax No.: 704-339-2250

(b) if to the Company at:

Copperweld Bimetallics LLC
254 Cotton Mill Road
Fayetteville, Tennessee 37334
Attn: Jim Todd
Fax No.: 931-433-0469

with a copy to:

Wall Esleeck Babcock LLP
1076 West Fourth Street, Suite 100
Winston-Salem, North Carolina 27101
Attn: Robert E. Esleeck, Esq.
Fax No.: 336-714-7381; or

(c) to such other address as any party may designate for itself by like notice.

12.7 **Construction of Agreement - Reasonable Attorneys' Fees.** Whenever the term "attorneys' fees" or "reasonable attorneys' fee" or a similar phrase is used in this Financing Agreement or any of the other Loan Documents, such term shall refer to the fees of counsel based upon usual and customary hourly rates and not upon any fixed percentage of the Obligations.

12.8 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered **under seal** at Charlotte, North Carolina, by their proper and duly authorized officers as of the date set forth above.

THE COMPANY:

COPPERWELD BIMETALLICS LLC

By: [signature]
Name: David S. Towers
Title: Manager

CIT:

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By: [signature]
Name: William Johannesen
Title: Sr. Vice President

with a copy to:

Wall Esleeck Babcock LLP
1076 West Fourth Street, Suite 100
Winston-Salem, North Carolina 27101
Attn: Robert E. Esleeck, Esq.
Fax No.: 336-714-7381; or

(c) to such other address as any party may designate for itself by like notice.

12.7 <u>Construction of Agreement - Reasonable Attorneys' Fees</u>. Whenever the term "attorneys' fees" or "reasonable attorneys' fee" or a similar phrase is used in this Financing Agreement or any of the other Loan Documents, such term shall refer to the fees of counsel based upon usual and customary hourly rates and not upon any fixed percentage of the Obligations.

12.8 <u>CHOICE OF LAW.</u> THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered **under seal** at Charlotte, North Carolina, by their proper and duly authorized officers as of the date set forth above.

THE COMPANY:	CIT:
COPPERWELD BIMETALLICS LLC	THE CIT GROUP/COMMERCIAL SERVICES, INC.
By:____________________	By: ____________________
Name: ____________________	Name: ____________________
Title: ____________________	Title: _______ Vice President

EXHIBIT A

TERM LOAN PROMISSORY NOTE

$2,200,000

April _____, 2007
Charlotte, North Carolina

FOR VALUE RECEIVED, the undersigned, **COPPERWELD BIMETALLICS LLC**, a Delaware limited liability company (the "Company"), promises to pay to the order of **THE CIT GROUP/COMMERCIAL SERVICES, INC.** ("CIT") at its office located at Two Wachovia Center, 25th Floor, Two Wachovia Center, Post Office Box 31307. Charlotte, North Carolina 28231-1307, in lawful money of the United States of America and in immediately available funds, the principal amount of Two Million Two Hundred Thousand Dollars ($2,200,000), in thirty-six (36) equal principal installments of $36,667 each, followed by one (1) final principal installment due on the Termination Date, on which date all amounts outstanding hereunder shall be due and payable in full. The first such installment shall be due and payable on May 1, 2007 and subsequent installments shall be due and payable on the first day of each month thereafter until this Note is paid in full.

The Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the dates and at the rates specified in Section 8 of the Financing Agreement, dated of even date herewith (the Financing Agreement, as amended modified, supplemented or restated from time to time, being called the "Financing Agreement"), between the Company and CIT. Capitalized terms used in this Note and defined in the Financing Agreement shall have the meanings given to such terms in the Financing Agreement unless otherwise specifically defined herein.

This Note is a Promissory Note referred to in the Financing Agreement, evidences the Term Loan made to the Company thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Financing Agreement, or upon termination of the Financing Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of CIT, immediately due and payable as provided in the Financing Agreement.

COPPERWELD BIMETALLICS LLC

By: ______________________________
Name: ____________________________
Title: _____________________________

EXHIBIT B

COMPLIANCE CERTIFICATE

[Date]

The CIT Group/Commercial Services, Inc.
Post Office Box 31307
Charlotte, North Carolina 28231-1307

RE: Financing Agreement dated as of April _____, 2007 (the "Financing Agreement") between The CIT Group/Commercial Services, Inc. ("CIT") and Copperweld Bimetallics LLC (the "Company")

Ladies and Gentlemen:

Reference is made to the Financing Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Financing Agreement.

Pursuant to Section 7.2(h) of the Financing Agreement, I enclose the Company's financial statements for the month ended _______, 200__ (the "Reporting Month") and the fiscal year-to-date period ended _______, 200__. As the ________ of the Company, I hereby certify to CIT that: (a) the financial statement(s) fairly and accurately the Company's financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Company's operating results during such accounting periods, subject to year-end audit adjustments; (b) during the Reporting Month, (i) to my knowledge, there has occurred no Default or Event of Default under the Financing Agreement, or, if I have knowledge that any Default or Event of Default has occurred during such period, a detailed description thereof is set forth on the Exhibit __ attached hereto, and (ii) the Company has not received any notice of cancellation with respect to its property insurance policies; and (c) Exhibit __ attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in the Financing Agreement, for the periods of measurement covered by or ending on the last day of the Reporting Month.

Very truly yours,

[attach appropriate exhibits]

<u>Schedule 1.1(b)</u> - Existing Indebtedness

1. The Borrower has issued a promissory note to Dofasco Tubular Products Corporation ("Dofasco") and a promissory note to Atlas ABC Corporation ("Atlas) with combined face amounts of $2,500,000 (collectively, the "Notes") in connection with the global settlement of all of the Borrower's contingent obligations to Dofasco and Atlas under the Membership Interest Purchase Agreement dated April 28, 2006 to which the Borrower, Dofasco and Atlas are parties. The Notes, which accrue interest at the rate of 9.00% per annum, provide for combined payments as follows: (i) semiannual payments of fixed principal of $100,000 plus interest on September 1, 2007 and March 1, 2008; (ii) monthly payments of fixed principal of $100,000 plus interest from September 1, 2008 through January 1, 2010; and (iii) monthly payments of fixed principal of $200,000 plus interest from February 1, 2010 through April 1, 2010.

2. The Borrower has issued a promissory note to Wachovia Bank, N.A. that is secured by a first priority lien on the Fayetteville Real Estate and a second priority lien on the accounts receivable and inventory of the Borrower.

3. Bimetallics UK shall be permitted to obtain a revolving line of credit, or the UK equivalent thereof, secured by assets of Bimetallics UK, which revolving line of credit shall be in an amount reasonably acceptable to CIT.

Schedule 6.5(e) - Consigned Inventory

Consignees:

Name	Street Address	County/ Province	State/ Country	Inventory Description
Times Fiber Communications, Inc.	7279 Liberty Park Ave. Liberty	Randolph	NC	Consigned Inventory
	380 Tightsqueeze Industrial Rd. Chatham	Pittsylvania	VA	Consigned Inventory
	580 O'Brien Rd. Renfrew	Ontario	Canada	Consigned Inventory
Radio Frequency Systems	Warenannahme RFS Kabelkamp 20 D30179 Hanover	Hanover	Germany	Consigned Inventory
General Cable Corporation	Blvd. Emilio Sanchez Piedras No. 208 Cd. Ind. Xicohtencatl tetla Tlaxcala C.P. 90430	Tetla	Mexico	Consigned Inventory
Feindrahtwerk Adolf Edelhof GmbH & Co. KG	Am groben Teich 33 D-58640 Iserlohn	Markischer Kreis	Germany	Consigned Inventory

Processors:

Name	Street Address	County/ Province	State/ Country	Inventory Description
IBC Corporation	27 Belmont St. South Easton	Bristol	MA	Inventory
Sherburne Metal Products, Inc.	40 South Main St. Sherburne	Chenango	NY	Inventory
Rea Magnet Wire Company, Inc.	129 Soundview Guilford	New Haven	CT	Inventory

United States Alumoweld Co.	115 USAC Drive Duncan	Spartanburg	SC	Inventory
CFC Recycling, Inc.	54 Recycle Drive & Hwy 55 Tullahoma	Coffee	TN	Scrap Inventory

Schedule 6.7 - **Trademarks, Patents, Copyrights, licenses, permits and franchises**

U.S. Trademark/Service Mark Registrations/Applications

MARK	**REG (or APP.) NO.**
Copperweld (stylized)*	1,066,603
Metallon (and Design)*	1,464,432
Shipped on Time with Safety in Mind	1,938,993
Tuff Tracer	2,960,865

* These two marks have not been used for many years and they will be allowed to expire when they become due for renewal.

Foreign Trademark/Service Mark Registrations/Applications

MARK	**COUNTRY**	**REG (or APP.) No.**
Aristos Copperweld & Design	Austria	69,157
Copperply	European Union	744045
Copperply	India	
Copperply	Brazil	820608025
Copperweld	Argentina	1,237,222 (renewal No. 1665135)
Copperweld	Argentina	1,513,569
Copperweld	Australia	B203,472
Copperweld	Australia	B203,473
Copperweld	Benelux	95,101
Copperweld	Brazil	1232/0601,711 8
Copperweld	Bulgaria	7826
Copperweld	Canada	TMDA 056868
Copperweld	Chile	499,676
Copperweld	Chile	487,860
Copperweld	Colombia	178,333
Copperweld	Colombia	63,846
Copperweld	Croatia	Z93 1272
Copperweld	El Salvador	14,372
Copperweld	Finland	50,367
Copperweld	France	1,346,043

MARK	COUNTRY	REG (or APP.) No.
Copperweld	Germany	616,935
Copperweld	Germany	886,501
Copperweld	India	B 196,436
Copperweld	India	196,435B
Copperweld	Indonesia	183,216 (renewal No. 345918)
Copperweld	Indonesia	000012719
Copperweld	Italy	475,942 (now 758073)
Copperweld	Japan	1,212,621
Copperweld	Japan	1,743,484
Copperweld	Mexico	132,277
Copperweld	Mexico	54,838
Copperweld	New Zealand	B82,094
Copperweld	New Zealand	B82,093
Copperweld	Norway	71,496
Copperweld	Norway	35,168
Copperweld	Peru	16,322
Copperweld	Peru	093,855
Copperweld	Philippines	13,500
Copperweld	Serbia/Montenegro	20080
Copperweld	Romania	3R6995
Copperweld	Slovenia	7,08 1,047
Copperweld	South Africa	1486/55
Copperweld	South Africa	1185/55/2
Copperweld	South Africa	1185/55/1
Copperweld	Spain	514,104
Copperweld	Spain	514,105
Copperweld	Sweden	126,225
Copperweld	Switzerland	354,606
Copperweld	Taiwan	282,708
Copperweld	United Kingdom	B899,089
Copperweld	United Kingdom	B899,088
Copperweld	Venezuela	19,622
Copperweld	Venezuela	57,400
Copperweld	Bosnia Herzegovina	BAZR96406

Foreign Patent Registrations/Applications

TITLE	COUNTRY	PATENT NO.
Copper clad aluminum strips and a process for making copper clad aluminum strips	European Patent Validated in Austria, Belgium, Bulgaria, Switzerland, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, U.K., Greece, Hungary, Ireland, Italy, Luxemburg, Monaco, Netherlands, Portugal, Romania, Sweden, Slovenia, Slovak Republic, Turkey	03 076 144.9

U.S. Copyrights

Metallon Process Sheet (Format)
Metallon Quality Assurance Manual -- Registration Number TX-2-792-666

Licensed Intellectual Property

Mapcon® Software License Agreement between DFM Systems, Inc. and Copperweld-Fayetteville Division, dated as of April 13, 1992, regarding grant of non-exclusive license to use software.

Licenses

License Agreement between Copperweld Corporation (Bimetallics) and Kabelmetal Electro (now known as Nexan), effective as of July 1, 1991, as amended by letter dated March 1, 2000.

Other

Agreement of Sale between Copperweld Bimetallic Products Company and Trilogy Communications, Inc., regarding U.S. Patent No. 6,342,677 B1, entitled "High Frequency Cable having a dual-layer structure."

Schedule 7.1(b) – Company and Collateral Information

Exact Company Name in State of Incorporation or Formation:

Copperweld Bimetallics LLC

State of Incorporation or Formation:

Delaware

F.E.I.N.:

98-0467972

State Organizational No.:

4032347

Address of Chief Executive Office:

254 Cotton Mill Road
Fayetteville, Tennessee 37334

Collateral Locations:

254 Cotton Mill Road
Fayetteville, Tennessee 37334

121 Quentec Drive
Shelbyville, Tennessee 37162

See also Schedule 6.7(e) for locations of consigned inventory and inventory with processors.

Exact Company Name in State of Incorporation or Formation:

Copperweld Holdings, LLC

State of Incorporation or Formation:

North Carolina

F.E.I.N.:

20-4607093

State Organizational No.:

0818709

Address of Chief Executive Office:

1978 Eighth Avenue, NW
Hickory, North Carolina 28601

Collateral Locations:

1978 Eighth Avenue, NW
Hickory, North Carolina 28601

Exact Company Name in State of Incorporation or Formation:

Copperweld Bimetallics UK Limited

State of Incorporation or Formation:

United Kingdom

F.E.I.N.:

(UK) 778/6754007372

State Organizational No.:

(UK) 03507011

Address of Chief Executive Office:

Unit B1, Halesfield 24
Telford, Shropshire, United Kingdom

Collateral Locations:

N/A

Exact Company Name in State of Incorporation or Formation:

Copperweld Bimetallics International Holdings LLC

State of Incorporation or Formation:

Delaware

F.E.I.N.:

20-5899209

State Organizational No.:

4190269

Address of Chief Executive Office:

254 Cotton Mill Road
Fayetteville, Tennessee 37334

Collateral Locations:

254 Cotton Mill Road
Fayetteville, Tennessee 37334

Exact Company Name in State of Incorporation or Formation:

International Manufacturing Equipment Suppliers, LLC

State of Incorporation or Formation:

North Carolina

F.E.I.N.:

20-5899428

State Organizational No.:

0824481

Address of Chief Executive Office:

260 21st Ave., NW
Hickory, North Carolina 28601

Collateral Locations:

260 21st Ave., NW
Hickory, North Carolina 28601

Schedule 7.1(f) – Environmental Matters

All matters disclosed in the Phase I Environmental Site Assessment dated April 2006 prepared by Golder Associates, Inc., including without limitation the following:

1. Copperweld Bimetallics LLC uses quantities of copper and ammonia in connection with its wire production process at 254 Cotton Mill Road, Fayetteville, Tennessee that are reportable under the Superfund Amendments and Reauthorization Act ("SARA"), which requires Copperweld Bimetallics LLC to report quantities used, and to declare the fate of the regulated process. Copperweld Bimetallics LLC is in compliance with the requirements of SARA and Golder Associates, Inc. does not consider the listings under SARA to be a recognized environmental condition.

2. Copperweld Bimetallics LLC generates waste phosphoric acid, a material covered by the Resource Conservation Recovery Act ("RCRA"), in connection with its wire production process at 254 Cotton Mill Road, Fayetteville, Tennessee. All waste phosphoric acid is removed by Clean Harbors, a third party waste removal company. Copperweld Bimetallics LLC is a "generator" of waste, but it is neither a "storer" nor a "treater" of waste for purposes of RCRA. Copperweld Bimetallics LLC is in compliance with RCRA and Golder Associates, Inc. does not consider the listing of Copperweld Bimetallics LLC as a generator of hazardous waste in connection with the waste phosphoric acid to be a recognized environmental condition.

On the evening of December 9, 2006, Copperweld Bimetallics LLC was notified of an anhydrous ammonia leak originating from an external tank at its Fayetteville, Tennessee facility. Copperweld Bimetallics LLC's Emergency Response Team, local EMA and local HAZMAT responded to the leak. The leak was contained, a valve was repaired and a redundant cut-off was installed. A report of the leak was filed with TEMA, EMA, local fire and rescue and local law enforcement authorities. No remediation was required in connection with the leak.

Schedule 7.4 – Investments

Copperweld Holdings, LLC

Copperweld Holdings, LLC owns 100% of the 5,000,000 membership units in Copperweld Bimetallics LLC, a Delaware limited liability company.

Copperweld Bimetallics LLC

Copperweld Bimetallics LLC owns 100% of the 100 shares of Copperweld Bimetallics UK Limited, a United Kingdom private company, and 100% of the membership interest in Copperweld Bimetallics International Holdings LLC, a Delaware limited liability company.

Copperweld Bimetallics UK Limited

Copperweld Bimetallics UK Limited does not have any investments in any firm, entity, person or corporation.

Copperweld Bimetallics International Holdings LLC

Copperweld Bimetallics International Holdings owns 36.5% of Tongling Copperweld Bimetallics Co., Ltd., a People's Republic of China joint venture with Tongling Jingda Special Magnet Wire Co., Ltd.